SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                                (Amendment No. 1)


Filed by the Registrant [ X ] Filed by a Party other than the Registrant [ ] Check the appropriate box:
[X  ]             Preliminary Proxy Statement
[   ]             Confidential, For Use of the Commission only
                  (as permitted by Rule 14a-6(e)(2)
[   ]             Definitive Proxy Statement
[   ]             Definitive Additional Materials
[   ]             Soliciting Material Under Rule 14a-12

                    MINING SERVICES INTERNATIONAL CORPORATION
                (Name of Registrant as Specified in Its Charter)


    (Name of Person(s) Filling Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box): [X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(1)(4) and 0-11.

       1)     Title of each class of securities to which transaction applies:

       2)     Aggregate number of securities to which transaction applies:

       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

       4)     Proposed maximum aggregate value of transaction:

       5)     Total Fee Paid:


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)       Amount Previously Paid:

2)       Form, Schedule, or Registration Statement No.:

3)       Filing Party:

4)       Date Filed:

                    Mining Services International Corporation
                            8805 SOUTH SANDY PARKWAY
                                SANDY, UTAH 84070

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                       TO BE HELD JUNE _____________, 2001


TO THE SHAREHOLDERS OF MINING SERVICES INTERNATIONAL CORPORATION:

     A special meeting of the shareholders (the "Special Meeting") of Mining Services International Corporation (the "Company") will be held at the Hampton Inn located at 10690 South Holiday Park Drive, Sandy, Utah 84070, on June __________, 2001. The Special Meeting will convene at _______, local time, to consider and take action on the following proposals:

     (1) To sell substantially all of the assets, subsidiaries and certain joint venture interests of the Company's explosives manufacturing, services and supply business (the "Asset Sale") pursuant to an Asset Purchase Agreement as amended, dated November 30, 2000, by and among Union Espanola de Explosivos S.A., Union Espanola de Explosivos-MSI International, S.A., Mining Services International, Inc., and the Company (the "Purchase Agreement"). A copy of the Purchase Agreement and amendments thereto are attached as Appendix A to the accompanying Proxy Statement.

     (2) To amend the Company's Articles of Incorporation to change the Company's name to "Nevada Chemicals, Inc." immediately following the consummation of the Asset Sale. A copy of the proposed amendment is attached as Appendix B to the accompanying Proxy Statement.

     (3) To transact such other business as may properly come before the Special Meeting or any adjournment(s) thereof.

     ONLY OWNERS OF RECORD OF THE [7,314,260] SHARES OF the CompanY's COMMON STOCK OUTSTANDING AS OF THE CLOSE OF BUSINESS ON ________________, 2001 (THE "RECORD DATE"), WILL BE ENTITLED TO NOTICE OF AND TO VOTE AT THE SPECIAL MEETING. EACH SHARE OF COMMON STOCK IS ENTITLED TO ONE (1) VOTE.

     THE ATTENDANCE AT AND/OR VOTE OF EACH SHAREHOLDER AT THE SPECIAL MEETING IS IMPORTANT, AND EACH SHAREHOLDER IS ENCOURAGED TO ATTEND. PLEASE COMPLETE, SIGN, DATE, AND PROMPTLY MAIL THE ENCLOSED PROXY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

                              MINING SERVICES INTERNATIONAL CORPORATION
                              BY ORDER OF THE BOARD OF DIRECTORS

                              /s/  John T. Day
                              John T. Day, President and Chief Executive Officer

Sandy, Utah
Dated: _____________, 2001

                    Mining Services International Corporation
                            8805 SOUTH SANDY PARKWAY
                                SANDY, UTAH 84070


                                 Proxy Statement


     This Proxy Statement is being furnished to shareholders of Mining Services International Corporation (the "Company") to seek their approval of the sale of the explosives business of the Company. This sale will fundamentally affect the future direction of the Company.

     The Company operates in the specialty chemicals industry, with operations in (i) the production of sodium cyanide for use in gold mining, and (ii) the manufacture, supply and sale of explosives and complementary products and services in the domestic and foreign mining and construction markets. The Company has negotiated the sale of its explosives and complimentary products and services business.

     The assets associated with the Company's explosives business in the United States are held directly by the Company and through its subsidiaries, Tennessee Blasting Services, LLC, Green Mountain Explosives, Inc. and O'Brien Design Associates, Inc. The foreign operations associated with the explosives business are primarily held by foreign subsidiaries of the Company, MSI Chemicals Limited, Cayman Mining Services Limited, Central Asia Chemicals Limited, MSI Russia LLC and MSI International Holding Company Limited, and through the Turon-MSI Limited joint venture interest. Essentially all of the assets and operations associated with the explosives business held by the Company, Green Mountain Explosives, and O'Brien Design Associates, the Company's ownership interest in Tennessee Blasting Services, LLC, the stock of the Company's foreign subsidiaries, and interests in the Company's foreign joint ventures, other than its 50% interest in West Africa Chemicals, Ltd., (collectively the "Explosives Business") will be sold, subject to approval by the Company's stockholders, to subsidiaries formed for that purpose by Union Espanola de Explosivos S.A. ("UEE"), a privately-held Spanish company based in Madrid, Spain. The newly formed subsidiaries will be funded and owned in part by current members of the Company's management. UEE is engaged in the explosives, defense, sport cartridges and nitrochemicals industries.




--------------------------------------------------------------------------------
      YOUR CONSIDERATION OF MANAGEMENT'S PROPOSALS AND VOTE AT THE SPECIAL
             MEETING ARE VERY IMPORTANT. PLEASE CAREFULLY READ THIS
   PROXY STATEMENT AND THE ATTACHED MATERIALS AND DATE, SIGN, AND RETURN THE
       ENCLOSED PROXY SO YOUR SHARES CAN BE VOTED AT THE SPECIAL MEETING.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
        THIS PROXY STATEMENT AND FORM OF PROXY ARE FIRST BEING MAILED TO
                   SHAREHOLDERS ON OR ABOUT __________, 2001.
--------------------------------------------------------------------------------

     The following is a brief summary of the terms of the Explosives Business sale to UEE, which should be read in conjunction with the more detailed explanations of these and other items included later in this Proxy Statement:

         * The Company is selling its Explosives Business, including physical assets, contractual rights, accounts receivable, customer relationships, licensing agreements, intellectual property, and the name "Mining Services International" to UEE.

         * As consideration for the purchase of the Company's Explosives Business and subject to certain adjustments, UEE will pay the Company $6.35 million in cash at the closing of the transaction and will assume all liabilities of the Company associated with the Explosives Business existing at the date of closing. These liabilities were reflected on the Company's balance sheet as of December 31, 2000, at approximately $12.15 million. In addition, UEE will assume a note payable to the Company for funds advanced to the Explosives Business by the sodium cyanide operations of the Company. The principal amount of this note is $1 million, which will be paid to the Company, together with interest of 8-1/2% per annum, over a five-year period. The purchase price is subject to adjustment based on (i) changes in assets and liabilities associated with the Explosives Business between June 30, 2000, and the closing of the Asset Sale; and (ii) the ultimate collection of the accounts receivable acquired by UEE in the transaction. UEE has the right to offset any reductions in the purchase price arising from the contractual adjustments or any indemnification obligations of the Company against the amounts otherwise payable under the terms of the note payable by it.

         * A UEE subsidiary will make employment offers to all of the Company's employees working within the Explosives Business, including the majority of the Company's management, and the Company expects that nearly all of its Explosives Business employees will become employees of a UEE subsidiary.

         * The Company will adopt a deferred compensation plan for its management-level employees, which will be assumed by UEE on completion of the Asset Sale.

         * Seven members of the current management of the Company will collectively acquire a 13.5% interest in one of the subsidiaries formed by UEE to purchase the Explosives Business.

         * Dr. John Day, the current president and chief executive officer of the Company, will remain in those positions with the Company but will also enter into a three-year consulting agreement with UEE, pursuant to which he will initially devote between 77 and 123 hours per month to UEE, decreasing over the term of the agreement to approximately 77 hours per month.

         * The Company will purchase an aggregate of 59,682 shares of the Company's common stock at $4 per share, or a total of $238,728, from five management employees, forgive $58,000 of indebtedness in exchange for 13,500 shares held by another member of management, and accelerate its contractual obligation to purchase 28,009 shares from another member of management at $9.92 per share, or a total of $277,850. Each of these members of management will also agree to waive all rights they have under existing employment agreements and compensation plans and will agree to the termination of all options held by them.

         * The Company will be prohibited from competing in the explosives industry for a period of seven years subsequent to the closing of the Asset Sale, other than its continued operations through its West Africa Chemicals Ltd. joint venture on a scale similar to the current operations.

         * The Company will retain its Cyanco joint venture interest, which will remain fully staffed with approximately 30 full-time employees, the real property and improvements at which its corporate facilities are located, and its 50% interest in West Africa Chemicals, Ltd. The Company will lease its corporate facilities to a UEE subsidiary at a rent based on rents for similar properties in the surrounding locality.

         * In connection with the sale of the Explosives Business to UEE and its subsidiaries, the Company will change its corporate name to "Nevada Chemicals, Inc."

     The explosives industry has been undergoing significant consolidation, and all of the major competitors of the Company are significantly larger than the Company and have access to greater resources. The Company's board of directors

(the "Board") concluded that in order to remain competitive, the Explosives Business would have to be significantly expanded. However, such expansion requires a major capital expenditure or a merger with, or acquisition of, other entities involved in the explosives industry. The Company explored a number of alternatives, including acquiring complementary businesses, seeking financing to fund the growth of the Explosives Business, and using internally generated funds and newly developed products to expand the Explosives Business. Historically, the Company has been able to use the excess cash flow generated by its sodium cyanide business to provide support in expanding the Explosives Business. However, as the gold mining industry has slowed as a result of persistent low gold prices, this business, while remaining profitable, has decreased, reducing the cash available to the Company from this source. At the same time, the trading price for the common stock of the Company has remained low, making it difficult to negotiate an acquisition or seek equity funding without significantly diluting the interests of existing shareholders. Consequently, the Company has been unable to expand the Explosives Business significantly on terms acceptable to the Board.

     Faced with concerns over whether the Company could maintain its competitive position without expansion, ultimately the Board explored the possible sale of the Explosives Business, leading to the agreement with UEE. The Board believes the sale of the Explosives Business to UEE to be in the best interest of the Company and its shareholders. On December 12, 2000, the last trading day prior to the announcement of the sale of the Explosives Business to UEE, the closing price for the Company's Common Stock was $1.562.

     Since the Company is selling UEE the right to continue to use the name "Mining Services International" in connection with the Explosives Business, the Company is also seeking your approval to change its corporate name to "Nevada Chemicals, Inc."

     A great deal of additional information about the Company and the proposals to be submitted to shareholders is contained in the remaining parts of this
Proxy Statement. Shareholders are encouraged to review this information thoroughly and to promptly return the enclosed proxy so that their shares can be voted at the Special Meeting.

     Proxies are being solicited by the Company. In addition to this solicitation by mail, the directors, officers, and employees of the Company may solicit proxies by mail, telephone, facsimile transmission, or in person. Such persons will not receive additional compensation in connection with any solicitation but may be reimbursed for reasonable out-of-pocket expenses. All proxy solicitation costs will be paid by the Company.

     The enclosed proxy, even though executed and returned to the Company, may be revoked at any time before it is voted, either by giving a written notice, mailed or delivered to the secretary of the Company so it is received prior to the Special Meeting, by submitting a new proxy bearing a later date prior to the Special Meeting, or by voting in person at the Special Meeting. If an executed proxy is returned to the Company without specific direction, the proxy will be voted in accordance with the Board's recommendations. The Board has unanimously recommended the adoption of all proposals submitted to the shareholders.

     For a discussion of certain risks associated with the proposals to shareholders, see the discussion under "RISK FACTORS" beginning on page 6.

            CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

         This Proxy Statement and accompanying materials contain certain forward-looking statements and information relating to the Company and its business that are based on the beliefs of management of the Company and assumptions made concerning information currently available to management. Such statements reflect the current views of management of the Company and are not intended to be accurate descriptions of the future. The discussion of the future business prospects of the Company is subject to a number of risks and assumptions, including the completion of the proposed transaction with UEE, the ability of the Company to successfully use and invest proceeds from the sale of the Explosives Business, the performance of the cyanide industry and its effect on the Company's Cyanco joint venture, the ability of the Company to attract and retain talented senior management, the ability of UEE to meet its obligations to the Company that are not satisfied at closing of the Asset Sale, the success of the marketing efforts of the entities with which the Company has agreements, and the ability of the Company to compete with larger, more established entities. Should one or more of these, or other, risks materialize, or if the underlying assumptions of management prove incorrect, actual results of the Company may vary materially from those described. The Company does not intend to update these forward-looking statements, except as may occur in the regular course of its periodic reporting obligations.


                                                           TABLE OF CONTENTS

                                                                                                                Page
Proxy Statement...................................................................................................i
CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS........................................................iv
QUESTIONS AND ANSWERS ABOUT THE TRANSACTION.....................................................................vii
SUMMARY...........................................................................................................1
   SPECIAL MEETING................................................................................................1
   THE AGREEMENT..................................................................................................2
   CORPORATE NAME CHANGE..........................................................................................4
SELECTED UNAUDITED PRO FORMA FINANCIAL DATA.......................................................................5
RISK FACTORS......................................................................................................6
   FOLLOWING THE ASSET SALE, THE COMPANY'S BUSINESS WILL HAVE A NARROWED FOCUS....................................6
   THE COMPANY WILL LACK MANAGEMENT, EMPLOYEES, AND INFRASTRUCTURE FOLLOWING THE ASSET SALE.......................6
   THE COMPANY WILL FACE FUTURE STRATEGIC ISSUES..................................................................6
   FOLLOWING THE ASSET SALE, THE COMPANY WILL BE PRIMARILY DEPENDENT ON A SINGLE PRODUCT..........................7
   THE COMPANY WILL BE DEPENDENT ON THE CYANIDE AND GOLD MINING INDUSTRIES........................................7
   IF THE ASSET SALE IS NOT CONSUMMATED, THE COMPANY MAY NEED ADDITIONAL CAPITAL..................................7
   THE FACTORS THAT HAVE NEGATIVELY AFFECTED THE EXPLOSIVES BUSINESS MAY CHANGE...................................7
   THERE ARE SEVERAL CONDITIONS TO THE CLOSING OF THE EXPLOSIVES BUSINESS SALE....................................7
   NASDAQ MAY SEEK TO DELIST THE COMPANY'S STOCK FROM ITS MARKET..................................................8
   THE USE OF THE PROCEEDS FROM THE ASSET SALE IS IN THE BOARD'S DISCRETION.......................................8
   A LOW STOCK PRICE FOR THE COMPANY'S COMMON STOCK MAY RESULT IN UNSOLICITED ACQUISITION PROPOSALS...............8
   THE COMPANY MAY BECOME LIABLE FOR CERTAIN AMOUNTS UNDER THE PURCHASE AGREEMENT.................................8
PROPOSAL 1:  THE ASSET SALE.......................................................................................9
   BACKGROUND AND REASONS FOR THE ASSET SALE......................................................................9
   RECOMMENDATION OF THE BOARD OF DIRECTORS......................................................................10
   PLANS FOR THE COMPANY SUBSEQUENT TO THE ASSET SALE............................................................11
   TERMS OF THE ASSET SALE.......................................................................................11
   Sale of Assets................................................................................................12
   Explosives Business Assets and Interests......................................................................12
   Assumed Liabilities...........................................................................................13
   The Purchase Price............................................................................................13
   Closing.......................................................................................................14
   Related Agreements............................................................................................15
   Representations and Warranties................................................................................16
   Operations of the Company Prior to Closing....................................................................16
   No Shop Provision.............................................................................................17
   Non-Competition Obligations...................................................................................17
   Termination of the Purchase Agreement.........................................................................17
   Termination Fee...............................................................................................18
   Indemnification; Survival of Representations and Warranties...................................................19
   Expenses......................................................................................................19
   RIGHTS OF EXECUTIVES..........................................................................................19
   INTEREST OF MANAGEMENT OR DIRECTORS IN ASSET SALE.............................................................20
   ACCOUNTING TREATMENT OF THE ASSET SALE........................................................................20
   FEDERAL INCOME TAX CONSEQUENCES...............................................................................20
   GOVERNMENT AND REGULATORY APPROVALS...........................................................................20
   ARMS' LENGTH TRANSACTION......................................................................................20
   FAIRNESS OPINION PROVIDED TO THE COMPANY......................................................................20
   APPRAISAL RIGHTS OF DISSENTING SHAREHOLDERS...................................................................22
   REQUIRED VOTES................................................................................................22
PROPOSAL 2:  CORPORATE NAME CHANGE...............................................................................23
   REQUIRED VOTES................................................................................................23

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS............................................................23
   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS................................................28
SELECTED HISTORICAL FINANCIAL DATA...............................................................................29
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION......................................................30
AND RESULTS OF OPERATIONS........................................................................................30
   RESULTS OF OPERATIONS.........................................................................................30
   Historical....................................................................................................30
   Pro Forma Adjustments.........................................................................................30
   Pro Forma Consolidated........................................................................................30
   PRO FORMA FINANCIAL RESULTS ASSUMING COMPLETION OF ASSET SALE.................................................31
Liquidity and Financial Resources................................................................................34
   INFLATION AND OTHER COMMENTS..................................................................................35
BUSINESS OF THE COMPANY SUBSEQUENT TO ASSET SALE.................................................................37
   GENERAL.......................................................................................................37
   CYANCO JOINT VENTURE INTEREST.................................................................................37
   COMPETITION...................................................................................................37
   DEPENDENCE ON CUSTOMERS.......................................................................................38
   PATENTS, TRADEMARKS AND LICENSES..............................................................................38
   RAW MATERIALS.................................................................................................38
   EMPLOYEES.....................................................................................................38
   WEST AFRICA CHEMICALS JOINT VENTURE INTEREST..................................................................39
   ENVIRONMENTAL COMPLIANCE......................................................................................39
   OTHER GOVERNMENTAL REGULATIONS................................................................................39
   PROPERTY......................................................................................................39
   LEGAL PROCEEDINGS.............................................................................................39
MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS..........................................................40
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...................................................41
   SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.......................................................42
   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................................................42
SHAREHOLDER PROPOSALS............................................................................................42
OTHER MATTERS....................................................................................................43
INDEPENDENT PUBLIC ACCOUNTANTS...................................................................................43
AVAILABLE INFORMATION............................................................................................43
INDEX TO FINANCIAL STATEMENTS....................................................................................44

                   QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

        Q      Who are the Company and UEE?

        A Mining Services International Corporation (the "Company") is a leading innovator, manufacturer and supplier of high quality explosives and specialty chemicals vital to the construction and mining industries. The Company has operations in North America, South America, Central Asia, Russia, India and Africa. The principal offices of the Company are located at 8805 South Sandy Parkway, Sandy, Utah 84070, and its phone number is (801) 233-6000.

               Union Espanola de Explosivos S.A. ("UEE"), is a privately-held Spanish corporation based in Madrid, Spain. UEE is the largest explosives manufacturer in Europe and one of the largest in the world, with activities on all major continents and other operations in initiation systems, defense, sport cartridges and nitrochemicals. UEE's consolidated annual sales approach 250 million Euros. UEE's headquarters is located at Av. Del Partenon, 16-5a Pl., Campo de las Naciones, Madrid, Spain, and its phone number is 34-91-722-0100.

        Q      Why is the Company selling the Explosives Business?

        A As a result of the consolidation occurring in the explosives industry, the Board concluded that the Company would need to significantly expand the Explosives Business in order to maintain its market share and remain competitive. After exploring alternatives, the Board concluded that, given the limited resources available to the Company, it would be more advantageous to the Company to sell its Explosives Business.

        Q      What will I receive as a result of the sale?

        A All of the proceeds of the sale will be paid to the Company. You will not receive anything directly, unless the Board elects to make a distribution with a portion of the proceeds. The Board has not reached a decision as to the ultimate application of the proceeds. Until such a decision is arrived at and implemented, the proceeds will be placed in short-term financial instruments.

        Q      What will I own after the sale?

        A You will continue to own shares in the Company, which will change its name to "Nevada Chemicals, Inc." The Company will have ongoing operations in the chemicals industry, producing and marketing sodium cyanide for sale to the gold mining industry through its Cyanco joint venture with Degussa Corporation. The Company will also retain its 50% interest in West Africa Chemicals Ltd. ("West Africa Chemicals"), a joint venture with Chemicals Holdings International, a subsidiary of the Omnia Group, located in South Africa. West Africa Chemicals has explosives operations in Ghana, Africa. The Company is considering several strategic options with respect to its West Africa Chemicals interest. The Company will also have the proceeds of the Asset Sale available to it for potential use in future growth or acquisitions.

        Q      What risks should I consider?

        A      You  should  review  the  information  under  the  caption  "RISK
FACTORS" beginning on page 6 for a discussion of certain risks associated with the transaction.

        Q      What is the recommendation of the Board of Directors?

        A      The  Board  of  Directors  has   unanimously   recommended   that
shareholders vote in favor of the sale of the Explosives Business and changing the Company's name to "Nevada Chemicals, Inc."

        Q      How do I make sure my vote is counted?

        A Mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the shareholders' meeting. You may attend the meeting in person, whether or not you submit a proxy. If your shares are held by your broker, you cannot vote your shares directly. You should give your broker instructions as to how you wish your shares to be voted. You should follow the directions provided by your broker regarding how to transmit those instructions.

        Q      Can I change my vote after mailing my proxy?

        A Yes. You may change your vote by delivering a signed notice of revocation or a signed proxy that bears a later date, to the Company prior to the shareholders' meeting, or by attending the shareholders' meeting and voting in person. Certain shareholders of the Company who have signed an agreement with UEE to vote in favor of the proposal to sell the Explosives Business may not change their vote.

        Q      Who can I call with questions?

        A      You may  call  John  Day or Duane  Moss of the  Company  at (801)
233-6000.

                                     SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement. Reference is made to, and this summary is qualified in its entirety by, the more detailed information, including the financial statements appearing elsewhere herein. Shareholders are urged to read this Proxy Statement and the appendices attached hereto carefully and in their entirety. Capitalized terms used in this Proxy Statement shall have the meaning ascribed to them herein.

SPECIAL MEETING

Date, Time, and Place:          The special  meeting of the  shareholders of the
                                Company  will  be  held  __________,   2001,  at
                                _______, local time, at the Hampton Inn located at 10690 South Holiday Park Drive, Sandy, Utah
                                84070.



Purpose of the Special          The  Special  Meeting is being held to  consider
Meeting:                        and approve the following matters:

                                (1) To authorize the sale of the Explosives Business (the "Asset Sale") pursuant to an Asset Purchase Agreement, dated November 30, 2000, as amended, by and among the Company and Union
                                Espanola de Explosivos S.A., and its newly-formed subsidiaries, Union Espanola de Explosivos-MSI International, S.A., and Mining Services International, Inc. (the "Purchase Agreement"). A copy of the Purchase Agreement and amendments thereto are attached as Appendix A to this Proxy Statement. (See "Proposal 1: The Asset Sale.")

                                (2) To amend the Company's Articles of Incorporation to change the Company's corporate name to "Nevada Chemicals, Inc." (the "Corporate Name Change"). A copy of the proposed amendment is attached as Appendix B to this Proxy Statement. (See "Proposal 2: Corporate Name Change.")

                                (3) To transact such other business as may properly come before the Special Meeting or any adjournment(s) thereof.

Record Date:                    The close of business on __________, 2001.

Shares Outstanding and          On  the  Record  Date,  there  were  [7,314,260]
Entitled to Vote:               shares   of   Common   Stock   of  the   Company
                                outstanding, each entitled to cast one vote at the Special Meeting.

Quorum: The bylaws of the Company require that holders of a majority of the voting power of issued and outstanding Common Stock be in attendance at the Special Meeting, in person or by proxy, in order to constitute a quorum.

Required Votes:                 The affirmative vote of a majority of the shares
                                entitled to be voted at the Special Meeting is required to approve the sale of the Explosives
                                Business and the holders of a majority of the votes cast at the Special Meeting is required to approve the Corporate Name Change.

THE AGREEMENT

Union Espanola de Explosivos-   Union Espanola de Explosivos-MSI  International,
   MSI International, S.A.:     S.A.    ("UEE-MSI"),    is   a   newly-organized
                                subsidiary of UEE formed to hold the  Explosives
                                Business' foreign subsidiaries and joint venture
                                interests,  Mining Services International,  Inc.
                                (see   below),   and   intellectual    property.
                                UEE-MSI's North American offices will be located at 8805 South Sandy Parkway, Sandy, Utah 84070.




Mining Services International,  Mining Services International,  Inc., a Delaware
Inc.: Corporation (formerly known as UMSI Acquisition Corp.) ("New MSI," and collectively with UEE and UEE-MSI, "UEE"), is a newly-organized subsidiary of UEE-MSI formed specifically to hold and operate the Explosives Business located in North America. New MSI's North American offices will be located at 8805 South Sandy Parkway, Sandy, Utah 84070.

Conditions to Consummation      The  Purchase   Agreement   provides   that  the
   of the Asset Sale:           respective obligations of the Company and UEE to
                                consummate the Asset Sale are conditioned  upon,
                                among  other  things,  the  fulfillment  of  the
                                agreements   and  covenants   contained  in  the
                                Purchase  Agreement,  the continued  validity of
                                the  representations  and warranties made by the
                                parties, the lack of any material adverse change
                                to the Explosives Business,  the approval of the
                                Asset  Sale  by  the   Company's   shareholders,
                                approval  of  a  working  line  of  credit,  and
                                obtaining  consents of certain  third parties to
                                the  assignment  of  material  contracts  of the
                                Explosives   Business.   (See   "Risk   Factors:
                                Conditions  to  Closing  of Sale  of  Explosives
                                Business.")

Closing Date:                   If  the  sale  of  the  Explosives  Business  is
                                approved  by  the   shareholders,   the  Company
                                anticipates consummating the transaction shortly following the Special Meeting (the "Closing").
                                Pursuant to the terms of the amendment dated May
                                10, 2001 (the "May Amendment") if the Asset Sale is not consummated by July 31, 2001, either party may terminate the Purchase Agreement.


Termination:                    The Purchase  Agreement may be terminated  prior
                                to the Closing  upon the  occurrence  of certain
                                events,  including,  among other things,  (a) by
                                mutual  written  consent of the parties;  (b) by
                                the  Company  or UEE if the Asset Sale shall not
                                have  been  consummated  on or  before  July 31,
                                2001;   (c)  by  the   Company  or  UEE  if  any
                                governmental   entity  has  issued  a  permanent
                                injunction or  prohibition  of the  transaction;
                                (d) by the Company or UEE if the Company's shareholders fail to approve the transaction;
                                (e) by the  Company  if it  has  entered  into a

                                "Superior Proposal," as that term is defined in the Purchase Agreement, for the sale of the Company's Explosives Business; (f) by the Company if the Board approves or recommends a "Superior Proposal," and if the Company has complied with certain provisions set forth in the Purchase Agreement regarding a "Superior Proposal;" (g) by UEE if the Company solicits or commences negotiations concerning an alternative acquisition proposal; (h) by UEE if the Company's Board withdraws, changes or refuses to reaffirm its recommendation to shareholders to approve the Asset Sale, or recommends an alternative transaction to shareholders; (i) by UEE if discovery of an environmental condition within the Explosives Business occurs which could, in UEE's sole opinion, subject UEE to environmental liability, investigation, audit or proceeding; (j) by UEE if the Company shall have materially breached its obligations with respect to a "Superior Proposal;" (k) by UEE if a "Material Adverse Effect," has occurred or is likely to occur, as that term is defined in the Purchase Agreement; and (l) by either party if the other party materially breaches its representations or warranties or fails to perform its covenants or agreements and such breach continues without cure for a period of 30 days after the breaching party's receipt of notice.

Termination Fee:                If the  Purchase  Agreement is  terminated  as a
                                result of certain occurrences or reasons, as set
                                forth  in  the  Purchase  Agreement,   then  the
                                Company will be obligated to pay a termination fee of $200,000 to UEE, plus reimburse UEE for reasonable out of pocket expenses associated with the transaction, not to exceed $500,000.



Business Consequences of
Terminating
The Purchase Agreement:         If  the  Asset  Sale  is  not  consummated,  the
                                Company will continue to conduct the  Explosives
                                Business and will re-evaluate the ways in which it can seek to maximize the value of this business. (See "Risk Factors.")



Financial Accounting            The   Company   will   recognize   a   financial
Consequences:                   accounting loss of approximately  $590,000,  net
                                of tax benefits.

Federal Tax Consequences:       The  sale of the  Explosives  Business  will not
                                have   a   tax    consequence   for   individual
                                shareholders of the Company solely as a result of their share ownership.

Fairness Opinion:               Christenberry Collet & Company, Inc. ("CCCO"), a
                                Kansas City,  Missouri-based  investment banking
                                firm,  was retained by the Company to provide an
                                opinion  as to the  fairness,  from a  financial
                                point  of  view,  of  the  consideration  to  be
                                received by the  Company in the Asset  Sale.  In
                                November 2000,  after reviewing the terms of the
                                Asset  Sale,   the   Company,   the   Explosives
                                Business, the explosives industry, the Company's competitors, and other factors, CCCO determined that the consideration the Company will receive in the Asset Sale is fair to the Company's shareholders from a financial point of view.
                                Because of the revision in the purchase price pursuant to the May Amendment, in May 2001 CCCO reexamined the terms of the transaction and determined that the revised consideration the Company will receive in the Asset Sale is fair to the Company's shareholders from a financial point of view. A copy of CCCO's opinion letter to the Board, including all updates thereto, is attached to this Proxy Statement as Appendix C.

CORPORATE NAME CHANGE

Reasons for the Corporate       The assets  being sold to UEE  include the right
Name Change:                    to use the name "Mining Services  International"
                                that is associated with the Company's explosives products and services. As a consequence, the Purchase Agreement requires that the Company change its corporate name in connection with the Closing. The Board proposes that the Company change its corporate name to "Nevada Chemicals, Inc." upon consummation of the transaction. A copy of the proposed amendment to the Company's
                                Articles of Incorporation changing the Company's name is attached as Appendix B to this Proxy
                                Statement.

--------------------------------------------------------------------------------

                   SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

--------------------------------------------------------------------------------

     The following table sets forth selected unaudited pro forma financial data for the years ended December 31, 2000, 1999, and 1998, and summarizes the estimated pro forma effect of the sale of the Explosives Business on the Company's financial position and results of operations. The statement of operations data assumes that the Asset Sale occurred at the beginning of each of the respective periods and the balance sheet data assumes that the Asset Sale occurred on December 31, 2000. The pro forma data may not be indicative of the results of operations and financial position of the Company in the future, or as it might have been had the transaction been consummated on the respective dates assumed. The selected unaudited pro forma financial data should be read in conjunction with the Company's consolidated historical financial statements and Unaudited Pro Forma Consolidated Financial Information included elsewhere in this Proxy Statement.

Statement of Operations Data:
                                                              Pro Forma Giving Effect to
                                                              Sale of Explosives Business
                              -------------------------------------------------------------------------------------------
                                        Year Ended                     Year Ended                   Year Ended
                                     December 31, 2000              December 31, 1999            December 31, 1998
                              -------------------------------------------------------------------------------------------
Total revenue                  $             2,166,000       $               2,980,000     $              5,201,000

                              -------------------------------------------------------------------------------------------
Costs and expenses:
  Cost of sales                                144,000                          73,000                      302,000
  General and administrative                   818,000                         700,000                      479,000
  Impairment of assets                               -                         776,000                           -
                              -------------------------------------------------------------------------------------------
Total costs and expenses                       962,000                       1,549,000                      781,000
                              -------------------------------------------------------------------------------------------

Income before provision
  for income taxes                           1,204,000                       1,431,000                    4,420,000

Provision for income taxes                    (337,000)                       (533,000)                  (1,554,000)
                              -------------------------------------------------------------------------------------------

Extraordinary item                                   -                       1,599,000                            -


Net income                     $               867,000       $               2,497,000     $              2,866,000
                              ===========================================================================================

Earnings per common share
 Basic                         $                  0.12       $                    0.34     $                   0.39
                              ===========================================================================================

 Diluted                       $                  0.12       $                    0.34     $                   0.38
                              ===========================================================================================


Balance Sheet Data:

                                           As of
                                     December 31, 2000
                              --------------------------------
 Total assets                  $                22,456,000
 Total liabilities             $                 2,345,000
 Stockholders' equity          $                20,111,000

--------------------------------------------------------------------------------

                                  RISK FACTORS

--------------------------------------------------------------------------------

FOLLOWING THE ASSET SALE, THE COMPANY'S BUSINESS WILL HAVE A NARROWED FOCUS.

         The sale of the Explosives Business will significantly narrow the focus of the Company. Following the sale, the Company will be primarily dependent upon the results of its Cyanco joint venture. Cyanco is a 50/50 joint venture between the Company's wholly-owned subsidiary, Nevada Chemicals, Inc. ("Nevada Chemicals") and Degussa Corporation. Cyanco manufactures and sells liquid sodium cyanide used in the extraction of gold and other metals from ore deposits in the western United States. While the Company believes that Cyanco is well positioned in its industry, the business of Cyanco is entirely dependent upon the gold mining industry, which has been severely depressed in recent years. In addition to Cyanco, the Company will also remain a joint venture partner with Chemicals Holding International in West Africa Chemicals. The Company has previously written off its investment in West Africa Chemicals for financial reporting purposes and currently recognizes income or loss only as cash is received or is distributed. The West Africa Chemicals joint venture has not been material to the Company's operations in the past and is not expected to be in the future. The Company is considering various strategic options with respect to West Africa Chemicals.

THE COMPANY WILL LACK MANAGEMENT, EMPLOYEES, AND INFRASTRUCTURE FOLLOWING THE ASSET SALE.

         Upon consummation of the Asset Sale, the Company will have a dramatically reduced number of employees, particularly at the management level. The Company's Cyanco joint venture will remain fully and independently staffed, and none of its employees, including its management, will be leaving to UEE as part of the sale of the Explosives Business. Dr. John T. Day, the Company's President and Chief Executive Officer, will remain in those capacities for the Company and continue devoting time to the management of Cyanco's day-to-day operations. Dr. Day will, however, also serve as a consultant to UEE following the Asset Sale, and is expected to do so for three years. The time Dr. Day will have available to devote to the Company's management and operations will vary, depending upon the demands of the Company and UEE. The remaining members of the Company's management and management of the Company's explosives subsidiaries in the United States will become employees of UEE. These include Duane Moss, David Reddick, Dr. Douglas Later, Richard Clayton, Wade Newman, Mitchell Green and John O'Brien. (See "Terms of the Asset Purchase-Related Agreements.") Upon consummation of the Asset Sale, the Company will have significantly reduced its personnel, other than those employed in connection with the Cyanco joint venture, to approximately three employees. The infrastructure to support the potential growth of the Company's business or to operate any business or investment that may be acquired by the Company in the future may need to be increased in the future. There can be no assurance that qualified individuals will be available on terms acceptable to the Company.

THE COMPANY WILL FACE FUTURE STRATEGIC ISSUES.

         The Company believes that the proceeds from the sale of the Explosives Business may enable it to expand the business and operations of the Company through strategic partnering, product expansion, acquisition, investment or other long-term business strategies. However, there can be no assurance that the Company will be able to find any suitable opportunity to expand or grow its business, either internally or externally. (See "Proposal 1: The Asset Sale-Plans for the Company Subsequent to the Asset Sale.")

FOLLOWING THE ASSET SALE, THE COMPANY WILL BE PRIMARILY DEPENDENT ON A SINGLE PRODUCT.

         On completion of the sale of the Explosives Business, the Company will be largely dependent on the results of Cyanco's operations. This joint venture manufactures and sells sodium cyanide to the gold mining industry in the western United States. The use of sodium cyanide in gold mining leaching is subject to significant regulation as a result of environmental and health concerns. Changes to the regulatory framework, the development of alternative leaching methods, or changes in the cost of raw materials could materially adversely impact the volume and profitability of sodium cyanide sales and hence the results of operations of Cyanco and the Company.

THE COMPANY WILL BE DEPENDENT ON THE CYANIDE AND GOLD MINING INDUSTRIES.

         The Company's Cyanco joint venture is dependent entirely upon the gold mining industry, because the sole use of the sodium cyanide Cyanco produces is in the mining of precious metals, primarily gold and silver. Gold prices, and therefore the gold mining industry, have been depressed for the last several years. Because the Company will be primarily relying upon Cyanco's results following the Asset Sale, general conditions in the gold mining industry will affect the Company's overall results much more directly than in the past. Continued depression, or further deterioration, in the gold mining industry may have material adverse effects upon the Company.

IF THE ASSET SALE IS NOT CONSUMMATED, THE COMPANY MAY NEED ADDITIONAL CAPITAL.

         If the sale of the Explosives Business is not consummated for any reason, the Company may require additional capital in order to fund capital expenditures necessary for anticipated growth. The Company had $2,113,000 in cash and cash equivalents at December 31, 2000, which may be insufficient to allow the Company to successfully expand the Explosives Business. The Company would require additional capital in order to expand through increased market share or acquisitions. The Company therefore expects that it may need to seek additional financing if the Asset Sale is not consummated. There can be no assurance that such financing would be available to the Company or, if available, could be obtained on terms acceptable to the Company.

THE FACTORS THAT HAVE NEGATIVELY AFFECTED THE EXPLOSIVES BUSINESS MAY CHANGE.

         The Company  has  entered  into the  agreement  to sell the  Explosives
Business to UEE based on current factors in the explosives industry. This industry may begin expanding in the future or competitive conditions in the industry may change in such a way as to make the Explosives Business more attractive and profitable. If this occurs subsequent to the sale, the Company will no longer have an interest in the Explosives Business and will not be able to benefit from the improved conditions. The Company has agreed that, with the exception of the Company's interest in the West Africa Chemicals joint venture, it will not operate in the explosives industry or own investments in companies operating in the explosives industry for seven years following the Asset Sale.

THERE ARE SEVERAL CONDITIONS TO THE CLOSING OF THE EXPLOSIVES BUSINESS SALE.

         There are several conditions to the closing of the sale of the Explosives Business. Even if the sale is approved by the shareholders, there can be no assurance that all of the other conditions will be met or waived by the parties. In such event, the sale of the Explosives Business would not be completed. These conditions include: no material adverse change in the Company or the Explosives Business, continued operation of the Explosives Business in the ordinary course, approval from necessary governmental agencies, approval of a working line of credit to UEE, and receipt of necessary third-party consents. If the transaction does not close for any reason, the Company will not be able to recover its costs and expenses incurred in connection with the proposed transaction, may be obligated to pay UEE a termination fee, and would be required to explore other alternatives for its Explosives Business.

NASDAQ MAY SEEK TO DELIST THE COMPANY'S STOCK FROM ITS MARKET.

         The Company's largest shareholder, the BLA Trust, received its shares from a shareholder who had been the subject of Nasdaq disciplinary proceedings in the past, and as a consequence, had agreed to a voting trust with respect to such shares. The Company and the BLA Trust have agreed that the shares held by the BLA Trust are no longer subject to the voting trust and will be permitted to vote at the Special Meeting. In the event that Nasdaq objects to this agreement or initiates further inquiries or proceedings against the Company and the BLA Trust, Nasdaq could seek to delist the Company's common stock. In the past, Nasdaq has taken the position that companies without active business operations do not meet its informal listing requirements. The Company believes that its active participation in the Cyanco and West Africa Chemicals joint ventures, and the leasing of its corporate office building, is sufficient to meet Nasdaq requirements. However, there can be no assurance that Nasdaq will not take the position that the Company is not actively engaged in business operations, and may therefore seek to delist the Company's common stock from the Nasdaq stock market. Additionally, if the trading price for the common stock does not remain above one dollar, Nasdaq would seek to delist the Company's common stock. If the Company's stock is delisted from Nasdaq for any reason, this could result in decreased investor interest in the stock and decreased information available about transactions in the stock, leading to reduced liquidity and perhaps reduced stock prices for the Company's shareholders.

THE USE OF THE PROCEEDS FROM THE ASSET SALE IS IN THE BOARD'S DISCRETION.

         Subject to certain potential adjustments, the Company will receive $6.35 million in cash upon the closing of the transaction, and expects to receive more than $1,000,000 over five years in principal and interest payments pursuant to the Promissory Note. The use and application of these proceeds has not yet been determined by the Board. Any future decision will be made by the Board and probably will not require shareholder approval.

A LOW STOCK PRICE FOR THE COMPANY'S COMMON STOCK MAY RESULT IN UNSOLICITED ACQUISITION PROPOSALS.

         Immediately following the Asset Sale, and before any uses are made of the Proceeds, the Company will be holding cash and cash equivalents equal to approximately one dollar for every outstanding share of the Company's common stock. If the Company's stock price remains near recent levels or declines, the Company may become the subject of unsolicited acquisition proposals.

THE COMPANY MAY BE FOUND TO BE AN "INVESTMENT COMPANY" UNDER THE 1940 ACT.

         If the Company utilizes the proceeds from the Asset Sale to acquire investment interests, it may become subject to the Investment Company Act of 1940. This would result in the Company being subject to increased administrative filing burdens, costs and oversight.

THE COMPANY MAY BECOME LIABLE FOR CERTAIN AMOUNTS UNDER THE PURCHASE AGREEMENT.

         The Company is potentially liable to UEE for various amounts if certain representations and warranties the Company made in the Purchase Agreement prove to be incorrect, or if previously unknown facts which adversely affect the Explosives Business are discovered. The maximum amount for which the Company could potentially be liable for is $5,000,000, should such an event or events occur.

--------------------------------------------------------------------------------

                           PROPOSAL 1: THE ASSET SALE

--------------------------------------------------------------------------------


BACKGROUND AND REASONS FOR THE ASSET SALE

         The Board and the Company's management have been evaluating the operations and business of the Company and quantifying the potential and prospects associated with each of its holdings. The Company has taken significant steps to prepare both the sodium cyanide and the Explosives Businesses as platforms for growth and to take advantage of industry opportunities as they become available. This has included focusing the Explosives Business on international niches, expanding the products offered to include packaged explosives and accessories and positioning its domestic and North American businesses so that it can effectively compete in the long run.

         Management believes that the explosives services, sales and supply industry is a mature market dominated by competitors much larger than the Company, including Orica, Dyno Nobel, UEE and Austin Powder. Management of the Company believes that the growth of the Explosives Business must come primarily from increasing its market share in the future. In order to accomplish this, management believes that the Company would need to be substantially larger to compete effectively and would need to continue making significant investments in capital assets, such as plants and equipment, and developing new products. The Company also sees opportunities for growth and development in the sodium cyanide business. Given the need for profitable performance combined with the high cost of acquiring capital assets and new product development, management concluded that maximum value for the shareholders in both the short- and long-term could be realized through the sale of the Explosives Business to an entity engaged in the industry with an established capital infrastructure and a more significant presence in the marketplace, thus allowing the Company to focus on the sodium cyanide business and other opportunities that may potentially be available to the Company. Consequently, the Company contacted, and was contacted by, various domestic- and foreign-based companies engaged in the explosives industry in order to gauge the interest in acquiring the Company's Explosives Business, or otherwise developing a long-term strategic relationship or merger opportunity.

         This investigation resulted in preliminary discussions with a number of companies, of which two were of sufficient interest for the Company to seriously pursue. Both potential candidates participated in a due diligence process resulting in firm proposals regarding a business combination or sale being negotiated. Based on the certainty of the offers, the value to be realized by the Company, the time to close the proposed transactions, and the need to relocate (or not) the business, the Board, in late spring of 2000, decided to proceed with UEE and provided it with an exclusive period in which to negotiate the transaction. During this exclusive period, the Company retained the right to evaluate any proposals extended to it with respect to the Explosives Business, but agreed not to solicit any such proposals. No proposals superior to the terms of the transaction with UEE were received. Following various extensions of the exclusive negotiation period, the Company and UEE ultimately reached a final
agreement,   which  was  signed  on  November  30,  2000.  Once  certain  escrow requirements related to the transaction were fulfilled, the agreement became effective and was publicly announced on December 13, 2000. As currently amended, the essential terms of the Asset Purchase Agreement include a cash payment at closing of $6.35 million (subject to certain adjustments as discussed under "Terms of the Asset Purchase" below), assumption by UEE of a $1,000,000 note payable to the Company over five years, and assumption or payment of essentially all of the liabilities associated with the Explosives Business, which as of December 31, 2000, totaled approximately $12.15 million.

         Because of the difficult general economic situation in the explosives industry, and in particular the net loss of approximately $1.1 million from the first full year of operations at TBS, the Company's results from operations for the year 2000 fell below expectations. These results led UEE to request a renegotiation of certain terms of the Purchase Agreement including the purchase price. Pursuant to the May Amendment the following changes, among others, were agreed upon regarding the Purchase Agreement: (i) the purchase price was reduced to $6.35 million from the earlier agreed upon amount of $7.75 million, (ii) the date after which either party may terminate the Purchase Agreement was extended to July 31, 2001 and (iii) changes were made to the purchase price adjustment mechanism and the treatment of certain accounts receivable.

         On May 10, 2001 after several weeks of discussions, including meetings in both Madrid and Salt Lake City, the parties, in addition to the May
Amendment, also entered into a cooperation agreement (the "Cooperation Agreement"). Pursuant to the Cooperation Agreement, UEE and MSI agreed that MSI would consult with UEE on (i) personnel policies and procedures, (ii) decisions relating to financial and accounting matters, (iii) material expenditures and capital transactions, (iv) sales and marketing strategies and (v) certain other development matters.

         In addition to renegotiations between the Company and UEE, certain members of the Company's management who are investing with UEE in the Explosives Business have requested to renegotiate certain of the terms and amount of their investment in the Explosives Business due to the weakened financial position of the Explosives Business. These negotiations may be on going until Closing. Furthermore, the Company and UEE are in negotiations with the individual minority owners of Tennessee Blasting Services to restructure the ownership and refinance it in light of its poor performance.


         The  sale  to UEE  includes  all of the  Company's  explosives  related business, except West Africa Chemicals. West Africa Chemicals provides explosives services and supplies in Ghana, Africa. The Company is unable to sell its West Africa Chemicals interest to UEE in the Asset Sale due to restrictions with the Company's joint venture partner, which refused to consent to the transfer of the Company's interest. The Company is evaluating whether it would be more beneficial to continue, sell or discontinue this operation, subject to compliance with its joint venture agreements. (See "Business of the Company-West Africa Chemicals Joint Venture Interest.")


RECOMMENDATION OF THE BOARD OF DIRECTORS

         The Board has determined that the terms of the Purchase Agreement and the Asset Sale are advisable and fair and in the best interests of the Company and its shareholders and have unanimously approved the Purchase Agreement and the transactions contemplated thereby. In reaching its decision to approve the sale of the Explosives Business to UEE, the Board considered the following factors:

                   (a) The competitive position of UEE and the strategic fit of its business and the Company's Explosives Business that permitted it to agree to a purchase price that was acceptable to the Company;

                   (b) The terms of the transaction  with UEE as compared to the
         discussions  and  negotiations   with  other  entities   regarding  the
         Explosives Business or the Company;

                   (c) UEE's commitment to hire all of the Explosives Business employees and to lease the Company's corporate office building;

                   (d) The fact that other alternatives available to the Company to achieve its strategic objectives, such as expanding the business through acquisition or expansion, were limited in light of the Company's liquidity and capital resources and the difficulty of obtaining necessary financing;

                   (e) The conclusion by CCCO, the investment advisor retained by the Company, that the financial terms of the Purchase Agreement, as amended are fair;

                   (f) The potential to use the cash generated by this transaction and by the ongoing sodium cyanide business to pursue other alternatives in seeking to build the business of the Company, rather than continuing to invest in the explosives industry; and

                   (g) The general lack of investment interest in the public market for entities engaged in the explosives industry and the consequent difficulty of obtaining public funding for growth at the present time.

         In approving the sale of the Explosives Business, the Board also considered certain negative aspects of the proposed transaction, including the following:

                   (a) The  fact  that  the  Company  has  expended  significant resources in preparing the Explosives Business for growth and development, which has not been fully achieved due to the industry downturn in recent years, may now begin to show improvement due to recent increases in coal production world-wide if the energy shortage continues;

                   (b) The possibility that the explosives industry could expand or that competitive factors in the explosives industry could change in such a way as to favor the Explosives Business at a time at which the Company no longer holds an interest in that business;

                   (c) The uncertainty that exists as to whether the Company will be able to utilize the proceeds from the Asset Sale to increase shareholder value and provide ongoing liquidity for the Common Stock;

                   (d) Due to the narrowed focus of the Company, the uncertainty of whether the Company will continue to be qualified to trade on the Nasdaq National Market;

                   (e) The fact that $1,000,000 of the purchase price is payable by way of a note which can be offset by obligations to UEE arising out of purchase price adjustments, uncollected receivables, or the Company's indemnification obligations;

                   (f) The fact that the sale of the Explosives Business will result in nearly all of the Company's current management team leaving the Company and becoming employees of UEE; and

                   (g) The fact that in connection with most of the management team members leaving the Company and becoming employees of UEE, the Company has agreed to purchase an aggregate of 101,191 shares of the Company's common stock held by such management employees for above market prices on consummation of the Asset Sale. (See "Terms of the Asset Purchase-Related Agreements.")

         After considering the matter, including the factors described above, the Board unanimously determined that the Purchase Agreement and the Asset Sale are advisable and fair and in the best interests of the Company and its shareholders. This discussion of the information and factors considered and given weight by the Board is not intended to be exhaustive, but is believed to include all material factors considered by the Board. In reaching the determination to approve and recommend the Purchase Agreement, the Board did not assign any relative or specific weight to the foregoing factors, and individual directors may have given differing weights to different factors.

PLANS FOR THE COMPANY SUBSEQUENT TO THE ASSET SALE

         Following the Asset Sale, the Company will continue to own its Cyanco joint venture interest and will focus its attention and resources primarily on Cyanco's operations. Cyanco is expected to be unaffected by the Asset Sale, and will continue to own its technology and all its other assets. Cyanco is a joint venture with Degussa Corporation, in which the Company has a 50% interest, held by the Company's wholly-owned subsidiary, Nevada Chemicals. In connection with the Company's role in the management and operation of Cyanco, the Company receives a management fee equal to 1 1\2% of Cyanco's annual gross sales. Cyanco produces liquid sodium cyanide for use in the extraction of gold and other metals from ore deposits in the western United States. (See "Business of the Company.") The Company will also be retaining its interest in West Africa Chemicals, a joint venture that has explosives operations in Ghana, Africa. The Company will be evaluating its West Africa Chemicals interest and exploring available options with respect to it.

         The application of the proceeds received from the Asset Sale has not yet been determined. Amounts received will be retained by the Company and invested in short-term securities, during which time the Board will evaluate strategic alternatives regarding the use of the proceeds. The proceeds may be used for one or more possible alternatives, including expansion, acquisition, redemption of stock, dividends, or working capital. (See "Management's Discussion and Analysis of Financial Condition and Results of Operations.")

TERMS OF THE ASSET SALE

         The following is a summary of the material aspects of the Purchase Agreement and is qualified in its entirety by the terms of the Purchase Agreement and amendments thereto included with this Proxy Statement as Appendix A.

Sale of Assets

         Under the terms of the Purchase Agreement, the Company will sell to UEE essentially all of the assets and operations associated with its explosives activities, other than the Company's West Africa Chemicals joint venture interest. Included in the sale will be the manufacturing facilities of the Company and its various patents, technology, contract rights, customers, license agreements, and know-how with respect to the design, manufacturing, and marketing of explosives products and services. The Company will also transfer all cash, cash equivalents, inventory, sales orders, accounts receivable, and operating records associated with the Explosive Business to UEE. The name "Mining Services International," which has traditionally been associated with the Company's explosives operations, is also being sold to UEE. UEE will assume essentially all of the liabilities of the Company associated with the Explosives Business other than contingent liabilities, including United States deferred tax liabilities. These liabilities were reflected on the December 31, 2000 balance sheet of the Company at approximately $12.15 million.

         In addition to its Cyanco and West Africa Chemicals joint venture interest, the Company will retain certain items of office equipment, furniture and fixtures, the real estate and buildings in Sandy, Utah currently used as the Company's corporate offices (which will be leased to UEE following the Asset
Sale), the Company's tax refunds, certain of the Company's receivables, assets of the Company that are not used primarily in the Explosives Business, and other various items that are immaterial in nature. The Company will retain its 401(k) plan and all tax liabilities and refunds from its subsidiaries, except for those associated with Turon-MSI. The Company's partially self-funded health insurance plan and other benefits accrued by employees of the Explosives Business will be assigned to UEE in connection with the Asset Sale. The Company will retain the liabilities associated with the Company's remaining employees and the employees of Cyanco under its partially self-funded health insurance plan. The Company will also retain liabilities not associated with the Explosives Business in the approximate amount of $2.345 million, consisting primarily of a deferred tax liability of $2.054 million.

         In connection with the closing of the Asset Sale, the Company will terminate all of the employees associated with the Explosives Business. However, UEE has agreed to make employment offers to all of such employees, with the intent of maintaining similar salaries and benefits following the Asset Sale. Consequently, it is anticipated that essentially all of the Company's employees working with the Explosives Business will become employees of UEE and will continue to perform essentially the same functions that they currently perform in connection with the Explosives Business, which will minimize the potential obligation and exposure of the Company with respect to the employee terminations. Dr. John T. Day, the Company's President and Chief Executive Officer, will remain with the Company in those capacities, but will also serve as a consultant to UEE, for what is expected to be a term of three years. Dr. Day believes that he will have sufficient time available to him to continue to manage the Company and its remaining operations. As one of the material terms of the transaction required by UEE, the remainder of the Company's management team, including managers of its United States wholly-owned subsidiaries, have agreed to become employees and investors in the newly formed subsidiary of UEE, UEE-MSI, that will acquire the Explosives Business. These include Duane Moss, senior vice-president and general counsel to the Company; David Reddick, vice president and director of operations; Dr. Douglas Later, vice-president in charge of research and development; Richard Clayton, vice president and director of marketing; Wade Newman, chief financial officer; Mitchell Green, president of Green Mountain Explosives; and John O'Brien, president of O'Brien Design Associates.

Explosives Business Assets and Interests

         The assets being sold to UEE include cash, receivables, inventory, prepaid expenses, fixed assets, land and improvements, and intangible assets associated with the Explosives Business. The real property and buildings being sold are currently held by the Company's wholly-owned subsidiaries, Green Mountain Explosives and O'Brien Design Associates, which own real property and land in New Hampshire and Rhode Island, respectively. UEE will acquire all of the assets and specified operating liabilities of Green Mountain Explosives and O'Brien Design Associates, but the two entities will remain as non-operating subsidiaries of the Company. The Company's majority-owned interest in Tennessee Blasting Services, LLC is included in the sale to UEE; Tennessee Blasting Services has explosives operations in Tennessee and surrounding areas.

         UEE will also acquire all of the Company's foreign subsidiaries and joint venture interests other than the Company's interest in West Africa Chemicals. The entities and interests being sold to UEE represent explosives operations in Colombia, Russia, and Uzbekistan, as well as entities engaged in activities that support its explosives operations.

Assumed Liabilities

         UEE will assume all liabilities reflected on the June 30, 2000 balance sheet of MSI associated with the Explosives Business and all liabilities arising subsequent to June 30, 2000, in the ordinary course of conducting the Explosives Business. These liabilities include accounts payable and certain other accrued liabilities associated with the Explosives Business. In addition, UEE will assume the obligations of the Company under the terms of all contracts transferred to UEE in connection with the Explosives Business, including its obligations under leases with respect to leased equipment and real property and buildings, all guaranties associated with the Explosives Business, and all liabilities from commitments, quotes, and bids made in connection with the Explosives Business. UEE will also assume an aggregate of $40,000 of warranty work with respect to products previously sold by the Company. The Company must pay for any warranty claims over this amount. UEE is also assuming the $700,000 liability associated with a deferred compensation plan covering members of the Company's current management team (see "Related Agreements"). UEE will also assume the obligation to repay $1 million advanced internally by MSI to the Explosives Business. This promissory note will bear interest at 8-1/2% per annum and be payable over a five year period. The amount of direct liabilities to be assumed by UEE totaled approximately $12.15 million as of December 31, 2000.

         The Company will continue to have responsibility for all liabilities not associated with the Explosives Business. In addition, the Company will be responsible for all contingent liabilities associated with the Explosives Business that are not reflected on the Company's balance sheets. Included within these retained liabilities are liabilities associated with the Company's Cyanco and West Africa Chemicals joint ventures, certain liabilities that may prove unassignable to UEE, potential environmental, insurance and tax liabilities, potential tort or product liabilities, certain potential liabilities with respect to employees, encumbrances on certain assets, and any potential liabilities associated with litigation matters brought against the Company. The liabilities reflected on the Company's balance sheet that will be retained by the Company totaled approximately $2.345 million at December 31, 2000, of which approximately $2.054 million represented deferred income taxes.

The Purchase Price

         The purchase price UEE will pay for the Explosives Business, as revised by the May Amendment, will include a cash payment to be made on the Closing Date of $6.35 million, assumption by UEE of the Promissory Note to the Company in the amount of the $1,000,000 with interest over five years, and assumption by UEE of approximately $12.15 million (as of December 31, 2000) of the Company's direct liabilities. The Promissory Note will bear interest at 8 1\2% per annum, and will be paid in annual installments of principal and interest. The obligation of UEE under the terms of this note may be offset by any amounts due to UEE from the Company as a result of a purchase price adjustment or the Company's indemnification obligation under the terms of the agreement.

         The purchase price is subject to two potential adjustments based on a target value of the net assets associated with the Explosives Business. Subsequent to the closing, the parties will prepare a balance sheet for the Explosives Business, reflecting the assets and liabilities transferred to UEE in accordance with generally accepted accounting principles, except (i) depreciation or amortization subsequent to June 30, 2000 and (ii) the impairment of the assets of the Explosives Business recognized on the Company's December 31, 2000 balance sheet will not be reflected. In the event that the net assets (assets minus liabilities) are less than $11,514,709, the purchase price may be reduced if the difference is in excess of certain adjustments provided in the Purchase Agreement, as amended. There is no provision for an upward adjustment of the purchase price in the event that the net assets exceed the target value. If a dispute arises with respect to the balance sheet or the net asset value transferred to UEE, the matter will be submitted for resolution to a mutually agreeable independent accounting firm for resolution. Based on the preliminary financial information currently available to it, management of the Company does not believe that the purchase price adjustment based on the net asset value at the Closing will be material. These preliminary numbers are, however, subject to change. If the Company is responsible to UEE for any amounts according to the foregoing, it must pay UEE within twenty days of the definitive resolution of the issue.

         The second potential adjustment is based on the collection of certain accounts receivable transferred to UEE. In the event that UEE has been unable to collect the accounts receivable, less an agreed upon reserve of $153,000, within 260 days of closing, UEE may reassign the uncollected accounts receivable to the Company and the purchase price will be reduced on a dollar for dollar basis. Accounts receivable owed by Tennessee Blasting Services to the Company are not included in the definition of "Accounts Receivable." Based on its historical experience with accounts receivable, the Company does not currently expect this adjustment to be material.

Closing

         The Asset Sale will be consummated only if the Purchase Agreement is approved and adopted by the requisite votes of the holders of the Company's Common Stock. The closing of the transaction contemplated by the Purchase Agreement also is subject to the satisfaction of certain other conditions specified in the Purchase Agreement, unless such conditions are waived by the party in whose favor the condition runs (to the extent such waiver is permitted by law). The failure of any such condition to be satisfied, if not waived, would prevent consummation of the Asset Sale.

         The  obligations  of UEE to  consummate  the  Asset  Sale  and  related transactions are subject to satisfaction of, among others, the following conditions: (i) the representations and warranties of the Company contained in the Purchase Agreement will be true and correct in all material respects as of the Closing Date; (ii) the Company will have performed and complied with all of its covenants under the Purchase Agreement in all material respects through the closing; (iii) the Company will have procured all required third-party consents;
(iv) there shall have been no material adverse change in the business, property, operations, financial condition, or business relationships of the Company; (v) no action, suit, or proceeding will be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would prevent or prohibit consummation of any of the transactions contemplated by the Purchase Agreement, impose any material limitations on UEE's right to purchase or own some or all of the assets; (vi) the Company has delivered to UEE a certificate to the effect that each of the conditions specified in (i), (ii), (iii) and (iv) above is satisfied in all respects; (vii) all actions to be taken by the Company in connection with consummation of the transactions contemplated by the Purchase Agreement and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated by the Purchase Agreement will be reasonably satisfactory in form and substance to UEE; (viii) the shareholders of the Company shall have approved the transaction; (ix) the parties shall have entered into a lease with respect to the Company's corporate office building;
(x) UEE shall have received an adequate opinion from the Company's counsel; (xi) a line of credit reasonably acceptable to UEE shall have been procured; (xii) the Company shall have entered into a license agreement with Bulk Mining Explosives with reasonably acceptable terms; (xiii) certain required certificates relating to non-foreign status and tax matters shall have been received by UEE; (xiv) the parties shall have resolved the business conflict regarding the Company's O'Brien Design Associates subsidiary; (xv) the Company shall have changed its corporate name in a manner acceptable to UEE; and (xvi) UEE shall have completed a due diligence review that does not reveal any facts, developments or circumstances that cause or would be reasonably likely to have a material adverse effect upon the Explosives Business.

         The obligations of the Company to consummate the transactions to be performed by it in connection with the closing are subject to satisfaction of the following conditions, among others: (i) the representations and warranties of UEE contained in the Purchase Agreement are true and correct in all material respects as of the Closing Date; (ii) UEE has performed and complied with all of its covenants under the Purchase Agreement in all material respects through the closing; (iii) no action, suit, or proceeding is pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would prevent consummation of any of the transactions contemplated by the Purchase Agreement;
(iv) UEE will have delivered to the Company a certificate to the effect that each of the conditions specified in (i) and (ii) above is satisfied in all respects; (v) the transactions contemplated by the Purchase Agreement are approved by the Company's shareholders; (vi) all necessary consents and approvals shall have been received; (vii) the Company shall have been relieved from its line of credit obligations; (viii) the resolution of the business conflict regarding the Company's O'Brien Design Associates subsidiary shall be acceptable to the Company; (ix) UEE shall have guaranteed the payment of the Promissory Note; and (x) the parties shall have entered into a lease with respect to the Company's corporate office building.

Related Agreements

         In connection with the Purchase Agreement, the parties also agreed to enter into a number of related agreements. The Company and UEE will execute a lease agreement for the real property and improvements located in Sandy, Utah, historically used by the Company for its corporate headquarters, upon the closing of the transaction. The lease will be for one year, with an option for an additional year, at a rent based on the rents paid for like properties in the area.

         As a material term of the Asset Sale, UEE required that an acceptable minimum number of the Company's current management team become employees of UEE. As an incentive for such management team members to do so, and to thereby facilitate the Asset Sale, the Company agreed to enter into a deferred compensation plan whereby management level employees who agreed to become employees of UEE would receive certain deferred compensation amounts upon fulfilling the terms of such plan, including employment with UEE for a specified period of time. The following eight management team members of the Company are eligible to collectively receive $700,000 upon the satisfaction of the terms and conditions of the deferred compensation plan: Dr. John Day, Duane Moss, David Reddick, Dr. Douglas Later, Richard Clayton, Wade Newman, Mitchell Green and John O'Brien. Except for Dr. Day, each of the above managers has agreed to become an employee of UEE (excepting Dr. Day, each a "Manager," and collectively the "Managers"). Dr. Day will remain an employee of the Company and will not be an employee of UEE, but will have a consulting arrangement with UEE. In connection with the Asset Sale, UEE has agreed to assume all obligations of the Company under the deferred compensation plan. Since the plan is contingent on closing the transaction with UEE, the Company has no potential liability under such plan (including the amount allocated to Dr. Day), whether or not the Asset Sale is ultimately consummated.

         The Managers will also become investors in UEE-MSI, UEE's newly-formed North America explosives subsidiary, satisfying another of UEE's requirements of the Asset Sale. The Managers retained an investment advisor to assist them in analyzing their potential investment in UEE-MSI. UEE paid the fees of this investment advisor, which fees were not dependent on whether or not the Managers invested. Each Manager will make an investment consisting of cash, a recourse and/or non-recourse note, and the forgiveness of the amount due to the Manager under the deferred compensation plan assumed by UEE. The portion allocable to Dr. Day in the deferred compensation plan is not being applied to an ownership interest in UEE's new explosives company and Dr. Day will not be an equity holder in UEE-MSI.

         As an inducement to the Managers to become employees of UEE and investors in the new UEE explosives company, and in order to facilitate the consummation of the Asset Sale and satisfy terms set by UEE, the Board has agreed that the Company will purchase shares of the Company's common stock owned by five of the Managers (Mr. Moss, Mr. Reddick, Dr. Later, Mr. Newman and Mr. Green) for four dollars ($4) per share, upon the closing of the Asset Sale. The board determined that the $4 price was acceptable, despite the lower trading price in the market, in part because of the rights to employment benefits and stock options waived by the Managers as set forth below. The purchase of the shares will result in an aggregate payment of $238,728 for 59,682 shares of the Company's common stock held by these five Managers. Furthermore, the Board has agreed that the 13,500 shares of the Common Stock owned by Mr. Clayton will be purchased for forgiveness of the $58,000 of principal amount he owes the Company, pursuant to a loan the Company provided to him in 1998. Mr. Clayton will remain responsible for the interest accrued and owing on such loan. In the case of Mr. O'Brien, the Company will accelerate its obligation to purchase his 28,009 shares of common stock for nine dollars and ninety-two cents ($9.92) per share, according to an obligation of the Company undertaken in connection with the Company's purchase of O'Brien Design Associates in 1998 from Mr. O'Brien and his wife, Martha O'Brien.

         Each of the Managers has entered into an agreement with the Company that releases the Company from substantially all obligations subsequent to the Asset Sale that any Manager may be entitled to from the Company, including: all compensation, future participation in the Company's employee benefit plans, stock option agreements, and any potential claims to which the Managers may otherwise be entitled with respect to their employment with the Company. These rights will be waived without additional consideration.

         Dr. John Day will enter into a three-year consulting agreement with UEE to provide technical and international business development services. Under the terms of the agreement, Dr. Day will initially provide from approximately 77 to 123 hours of time to UEE on a monthly basis, decreasing to approximately 77 hours per month by the end of the three-year term. Dr. Day will receive a monthly fee based on the time he spends consulting for UEE, which is expected to range from $9,250 to $14,900. Dr. Day believes that he will have sufficient time available to manage the Company and its remaining business operations. Dr. Day will be paid a deferred compensation amount by UEE of $50,000 on the first anniversary of the consulting agreement, $50,000 on the second anniversary, and $75,000 on the third anniversary. Dr. Day will be prohibited from engaging in business competitive to that of UEE during the term of the consulting agreement, and for two years after its termination. Dr. Day and the Company will, however, be permitted to continue operating and owning the Company's West Africa Chemicals joint venture, on a scale similar to that on which such operations are now being conducted.

         Shareholders of the Company holding an aggregate of 46% of the issued and outstanding stock entered into stockholder agreements with UEE pursuant to which they agreed to vote in favor of the proposals of management. Each of the shareholders agreed not to sell or transfer shares subject to the agreements, except in accordance with the terms of the agreements. The shareholders also agreed not to respond to inquiries they may receive with respect to competing proposals to acquire the Company or the Explosives Business.

         In order to facilitate the cooperation between UEE and the Company until the Closing Date, UEE and the Company have entered into a "Cooperation Agreement." The agreement essentially provides a waiver of liability and indemnification to UEE for consultation and input into decision-making processes of the Company necessary so that the Company can carry on business in the ordinary course, while providing UEE with assurance that their input is considered until the Purchase Agreement is terminated or the transaction is closed. Either party may terminate the Cooperation Agreement upon proper notice.

Representations and Warranties

         The Purchase Agreement contains various representations and warranties. Both the Company and UEE make representations concerning (i) the due organization, authority, and power of the parties and similar corporate matters;
(ii) the authorization, execution, delivery, and enforceability of the Purchase Agreement; (iii) the lack of conflicts under charters or bylaws or violations of agreements or laws as a result of the transaction; (iv) the lack of any agreements with finders; and (v) the accuracy of the information supplied by the parties. UEE also represents that it has access to sufficient funds to complete the transaction. The Company additionally provides representation with respect to (i) the accuracy and completeness of financial information; (ii) absence of adverse changes to the Explosives Business; (iii) the extent of the liabilities associated with the Explosives Business; (iv) the insurance carried by the Company with respect to the Explosives Business; (v) the completeness and accuracy of previous tax filings; (vi) real property matters; (vii) certain environmental matters; (viii) the Company's title to the assets being transferred and the condition of such assets; (ix) the continued viability of the contracts being assigned; (x) the leases being assigned; (xi) the quality of the inventory and accounts receivable being assigned; (xii) labor matters and employee benefit plans; (xiii) the transactions with affiliated persons; (xiv) the current status and pay scale of employees associated with the Explosives Business; (xv) the intellectual property being transferred; (xvi) litigation and other claims against the Company; (xvii) the availability of necessary permits to conduct the Explosives Business and the compliance of the Company with laws applicable to the Explosives Business; and (xviii) the adequacy of the books and records associated with the Explosives Business.

Operations of the Company Prior to Closing

         The Company has agreed to continue to operate the Explosives Business in the ordinary course and in accordance with certain restrictions set forth in the Purchase Agreement. The Company is obligated to use commercially reasonable efforts to preserve its business organization, customers, suppliers, and employees, to maintain necessary permits, and preserve its intellectual property. Among other things, the Company has agreed that except as otherwise expressly provided by the Purchase Agreement, or as UEE may otherwise consent to in writing, the Company shall not engage in any activity or enter into any transaction outside of the ordinary and usual course of the Company's business or which would be inconsistent with the Company's past practice or with the terms of the Purchase Agreement or which would render inaccurate as of the Closing any of the representations and warranties set forth in the Purchase Agreement. The Company is prohibited from incurring short-term debt in excess of $50,000, materially modifying its contracts, changing its compensation arrangements, terminating insurance coverage or taking other actions that may adversely affect the business. In addition the Company and UEE have entered into the Cooperation Agreement previously described, which provides for cooperation in decision making until the Closing.

No Solicitation Provision

         The Purchase Agreement provides for the Company to recommend that shareholders approve the sale of the Explosives Business to UEE, unless the Company receives an unsolicited offer to acquire the Explosives Business that, in the good faith opinion of the Board, is superior to the terms of the transaction negotiated with UEE. The Company, its officers and its advisors are prohibited from soliciting any offers, engaging in negotiations, or providing information to any other potential purchaser of the Explosives Business unless it receives an offer that is better than the terms of the transaction with UEE.

         In the event that the Company receives such an unsolicited "superior proposal," the Board, pursuant to its fiduciary obligation to seek the best value for the shareholders, would consider such offer and, if the final terms of such offer were superior to those made by UEE, taking into account amounts the Company would have to pay in termination fees and reimbursement of costs to UEE, would recommend such offer to the shareholders. Absent receipt of a superior offer, the Board has agreed to continue to recommend the sale of the Explosives Business to UEE on the terms set forth in the Purchase Agreement.


Non-Competition Obligations

         Except for continued ownership in the Company's West Africa Chemicals joint venture, the Company has agreed that in connection with the sale of the Explosives Business to UEE, it will not engage in any business that competes with the Explosives Business for a period of seven years after the Closing. In addition, for a period of two years following the Closing Date, the Company has agreed not to solicit or attempt to employ any employee of the Explosives Business.

Termination of the Purchase Agreement

         The Purchase Agreement may be terminated under any of the following circumstances:

                   (a) Upon the mutual consent of all parties;

                   (b) By UEE or the Company if there is any litigation or governmental action brought or threatened against the transaction;

                   (c) By either party if the Closing has not occurred by July 31, 2001;

                   (d) By either party if the Company's shareholders fail to approve the Asset Sale at the Special Meeting;

                   (e) By UEE if (i) the Company breaches any representation, warranty, or covenant contained in the Purchase Agreement and fails to cure such breach within 30 days; (ii) the Board withdraws or modifies in any manner adverse to UEE its recommendation to the shareholders;
         (iii) the Company materially breaches its obligations under the "no shop" provision; (iv) an environmental liability associated with the Explosives Business is discovered; or (v) a "Material Adverse Effect" has occurred or is likely to occur, as that term is defined in the Purchase Agreement; and

                   (f) By the Company, upon written notice to UEE, if (i) UEE has breached any representation, warranty, or covenant and failed to cure such breach within 30 days; (ii) the Company has entered into an agreement with respect to a "superior proposal;" or (iii) if the Board has recommended or approved a "superior proposal."

Termination Fee

         If the Purchase Agreement is terminated by UEE due to the Company's breach of the "no shop" and "superior proposal" provisions of the Purchase Agreement, as detailed above, or if the Company enters into an agreement with respect to a superior proposal, or the Board approves or recommends a superior proposal, the Company will be obligated to pay UEE a termination fee of $200,000 and to reimburse UEE for up to $500,000 of costs and expenses incurred by UEE in connection with the negotiation and execution of the Purchase Agreement. If the Company's shareholders fail to approve the Asset Sale at the Special Meeting, and there is an acquisition proposal pending at the time of the Special Meeting, the Company will also be required to pay such termination fees.

Indemnification; Survival of Representations and Warranties

         Pursuant to the terms of the Purchase Agreement, the Company has agreed to indemnify UEE and its affiliates for costs and losses resulting from (a) a breach by the Company of its representations and warranties in the Purchase Agreement; (b) any environmental liability resulting from events prior to the Closing; (c) a breach by the Company of any covenant; (d) any tax liability of the Explosives Business attributable to pre-closing periods; and (e) any liability under ERISA.

         The Company is liable under the indemnification provisions only when UEE has suffered losses exceeding $50,000, after which the Company is liable for all of UEE's losses, including the first $50,000. The indemnification may not exceed $500,000 with respect to each of Cayman Mining Services and Eastern Mining Services. There is no indemnification liability for losses or tax liabilities associated with the Company's Turon-MSI joint venture. The Company's total potential indemnification liability with respect to the representations and warranties in the Purchase Agreement is capped at $5,000,000. The indemnification obligations under the Purchase Agreement survive the Closing. Under the terms of the Purchase Agreement, any indemnification obligation the Company may have to UEE can be offset against amounts due to the Company from UEE under the Promissory Note.

         Except for covenants, agreements and indemnification matters that contemplate survival following the Closing, and the following list of specific representations and warranties which survive forever, the representations and warranties and the covenants and agreements set forth in the Purchase Agreement survive until April 30, 2002: authorization of the Company to enter into the transactions with UEE, the binding effect of the Purchase Agreement, the Company's possession of good title to all items transferred, environmental matters, all tax matters, ownership and possession of shares of the Company's subsidiaries and good title transfer of those shares, and broker's and finder's fees matters.

Expenses

         In  connection   with  the   preparation   of  this  Proxy   Statement,
solicitation of proxies, and closing of the Asset Sale, the Company expects to incur the following estimated expenses subsequent to December 31, 2000:

             Legal fees and expenses                                 $  120,000
             Outside consultants, appraisals and accountants             20,000
             Printing, mailing, and solicitation costs                   35,000
             Other                                                       25,000
                                                                     ----------
                                                                     $  200,000
                                                                     ==========

         All such expenses will be paid by the Company from cash reserves available to it.

RIGHTS OF EXECUTIVES

         Following the Asset Sale, Dr. Day will continue as an employee of the Company, and will be covered by a contract with respect to such employment. All of the benefits Dr. Day currently is entitled to in connection with his employment will also remain in force. Dr. Day and the Board will agree upon a satisfactory offset to the compensation he receives as an employee of the Company, with respect to the time that he spends consulting UEE following the sale of the Explosives Business.

INTEREST OF MANAGEMENT OR DIRECTORS IN ASSET SALE

         The Managers and Dr. Day have various interests in the Asset Sale, which are explained above in "Related Agreements."

ACCOUNTING TREATMENT OF THE ASSET SALE

         The Asset Sale will be reflected on the Company's financial statements as a sale of the explosives assets and certain joint venture interests of the Company associated with it's the Explosives Business and assumption by UEE of certain liabilities, net of tax benefits and expenses of the sale. An impairment of assets in the amount of $4.99 million due to the underlying decrease in value reflected in the Purchase Price was accounted for in the December 31, 2000, financial statements. Accordingly, the only remaining effect on the Company's financial statements at Closing will be the net after-tax costs associated with the Asset Sale and the recognition of foreign currency translation losses in the approximate amount of $590,000.

FEDERAL INCOME TAX CONSEQUENCES

         The following summary of the federal income tax consequences of the Asset Sale by the Company is not intended to be tax advice to any person, nor is it binding upon the Internal Revenue Service. In addition, no information is provided herein with respect to the tax consequences of the Asset Sale under applicable foreign, state, or local laws.

         The Company will incur a net financial loss of approximately $590,000. That loss will include a projected tax benefit from the Asset Sale of approximately $66,000. The Company has projected that, for federal income tax purposes, it will not have any net tax losses from the Asset Sale which are not fully utilized as offsets against taxable income.

         Consummation of the  transaction  will not result in any federal income
tax   consequences   to  shareholders  of  the  Company  in  their  capacity  as shareholders.

         THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE ARE FOR GENERAL INFORMATION ONLY. EACH HOLDER OF SHARES OF COMMON STOCK IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH SHAREHOLDER OF THE TRANSACTION (INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS).

GOVERNMENT AND REGULATORY APPROVALS

         Many permits and approvals on varying governmental levels are required to engage in explosives operations. UEE's newly formed explosives subsidiary is in the process of applying for these permits and approvals with the assistance of UEE and the Company.

ARMS' LENGTH TRANSACTION

         The terms of the Purchase Agreement and its amendments were the result of arms' length negotiations between the Company and UEE. Neither UEE, the Company, nor any of their respective officers and directors previously held, or currently hold, an interest in the other. However, the Managers will become employees of UEE in connection with the sale of the Explosives Business and investors in UEE's new explosives subsidiary.

FAIRNESS OPINION PROVIDED TO THE COMPANY

         The Company retained Christenberry Collet & Company, Inc. ("CCCO") to provide a fairness opinion (the "Opinion") with respect to the financial consideration the Company is receiving from UEE in the sale of the Explosives Business. CCCO is an investment banking firm based in Kansas City, Missouri, specializing in corporate finance and mergers and acquisitions. The Company retained CCCO after inquiring and holding discussions with other financial advisors. Based upon several factors, including responsiveness, reputation, cost and experience, the Company ultimately decided to retain CCCO. This summary of the Opinion is qualified in its entirety by the full text of the Opinion, which is attached to this Proxy Statement as Appendix C, and which details the procedures CCCO performed, the assumptions it made, the matters it considered, and the scope and limits of the review it undertook in preparing the Opinion.

         The Company paid CCCO $35,000, plus expenses and update charges, for its services in providing the Opinion. CCCO has consented to the inclusion of the Opinion in this Proxy Statement. Prior to retaining CCCO to provide the Opinion, the Company had no relationship with CCCO.

         CCCO was engaged by the Company solely to provide an opinion on the fairness of the financial terms of the Asset Sale. CCCO, therefore, provided no opinion on any other matter, including the legal structure of the Asset Sale, its accounting treatment or its tax consequences. The Opinion is based on the economic, market, financial and other conditions existing as of the date of the Opinion as updated. CCCO made no recommendations to the Company with respect to consideration that should be received for the Explosives Business, and played no part in negotiating the terms of the transaction with UEE.

         The CCCO Opinion is addressed to the Company's Board of Directors and does not provide any recommendation to the Company's shareholders as to how they should vote when considering the Asset Sale proposal. In arriving at its opinion, CCCO performed the following procedures:

         * Reviewed the Purchase Agreement in its draft form and ancillary documents thereto;

         *   Reviewed the May Amendment in its draft form;

         * Reviewed the consolidated and business-level financial statements of the Company for the three years ended December 31, 2000, 1999, and 1998, as well as various other related documents;

         * Reviewed information, including financial forecasts relating to revenue, cash flows, and assets of the Explosives Business, supplied by the Company;

         * Discussed with the Company's management, and management of certain of its subsidiaries, the current state of the Explosives Business, its prospects, and the estimated liquidation value of the Explosives Business;

         * Compared the results of the Explosives Business with that of certain other companies engaged in the explosives industry;

         * Conducted a review of the financial condition of the Explosives Business, including its liquidity and capital position;

         * Compared the financial terms of the Asset Sale with the financial terms of certain other mergers and acquisitions deemed relevant;

         * Reviewed documentation provided by the Company's management that outlines the results of the Company's prior efforts to sell the Explosives Business;

         *   Toured  the  Company's   facilities  and  reviewed  its  Explosives
             Business operations;

         * Reviewed relevant information prepared by experts within the explosives industry; and

         * Performed other analyses and reviewed other information deemed appropriate and necessary by CCCO in reaching its opinion regarding the fairness of the Asset Sale from a financial point of view.

         CCCO performed valuation estimates of the Explosives Business from both liquidation and enterprise points of view. CCCO estimated that in an orderly liquidation, the gross value of the Explosives Business would range from approximately $11 million to $17 million. Deducting the liabilities of the

Explosives Business, as well as expenses that would be associated with such a liquidation, from this gross liquidation value resulted in an estimated net liquidation value range for the Explosives Business of between a negative $2.2 million and a positive $3.8 million. According to the Asset Sale terms, the Company is to receive a "net" of $7.35 million for the Explosives Business (the amount of cash and the principal amount of the promissory note).

         In addition to the potential liquidation value, CCCO also looked at several financial and statistical methods of valuing the Explosives Business as an enterprise, or an ongoing business concern, whether retained and operated by the Company or sold to another entity (such as UEE). Based on information provided by the Company and its management, CCCO analyzed the following statistics and financial methods during this process: discount rate and weighted average cost of capital and EBITDA and revenue multiples. CCCO's enterprise analysis resulted in estimated values of the Explosives Business ranging from no value to approximately $7.5 million. As comparisons in determining the estimated value ranges, CCCO used financial statistics of other companies with explosives operations. Under the enterprise method, CCCO valued the consideration the Company is receiving for the Explosives Business in the Asset Sale at approximately $12.8 million.

         In performing its review and formulating its opinion, CCCO relied upon the accuracy and completeness of all financial and other information it was provided, in writing or otherwise, and did not independently verify such information.

         Based upon the foregoing and other factors it deemed relevant, CCCO provided the opinion that the consideration to be received by the Company in exchange for the Explosives Business is fair to the Company's shareholders from a financial point of view.

APPRAISAL RIGHTS OF DISSENTING SHAREHOLDERS

         Shareholders have no dissenters' or appraisal rights in connection with the Asset Sale.

REQUIRED VOTES

         The sale of the Explosives Business to UEE is required to be approved by a majority of the shares entitled to be voted at the Special Meeting. Certain major shareholders (including some directors and officers of the Company) representing approximately 46% of the shares of Common Stock have entered into agreements requiring them to vote in favor of the proposal to sell the Explosives Business. Broker non-votes and other abstentions will have the effect of votes cast against the proposal.

         THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE PROPOSED SALE OF THE COMPANY'S EXPLOSIVES BUSINESS TO UEE.

--------------------------------------------------------------------------------

                        PROPOSAL 2: CORPORATE NAME CHANGE

--------------------------------------------------------------------------------

         The shareholders will be asked at the Special Meeting to authorize an amendment to the Company's Amended Articles of Incorporation, to effect the Corporate Name Change (the "Amendment"). The proposed Amendment in the form of Amended and Restated Articles of Incorporation of the Company effecting the corporate name change is attached as Appendix B to this Proxy Statement. This proposal, if approved by the shareholders, will be implemented only if the Asset Sale is approved and consummated and will be effected by the filing of the Amendment with the state of Utah.

         The terms of the Purchase Agreement require the Company to change its corporate name, since the right to use the name "Mining Services International" is to be sold to UEE as part of the Asset Sale. The Board proposes to change the Company's corporate name from "Mining Services International Corporation" to "Nevada Chemicals, Inc."

REQUIRED VOTES

         Assuming the presence of a majority of the shares of the Company's common stock at the Special Meeting, whether by attendance or proxy (a "Quorum"), the adoption of the Corporate Name Change proposal requires the votes in favor of the proposed Amendment to be greater than the votes cast against the proposed Amendment. Broker non-votes and other abstentions will have no effect upon the vote on the proposed Amendment if a Quorum is present.

         THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF THE CORPORATE NAME CHANGE AND APPROVAL OF THE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF THE COMPANY EFFECTING THE CORPORATE NAME CHANGE.


--------------------------------------------------------------------------------

              UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

         The following unaudited pro forma consolidated balance sheet as of December 31, 2000 estimates the pro forma effect of the Asset Sale on the Company's financial position as if the Asset Sale and the transactions contemplated in the Purchase Agreement had been consummated on December 31, 2000. The following unaudited pro forma consolidated statements of income for the years ended December 31, 2000, 1999, and 1998 estimate the pro forma effects of the Asset Sale on the Company's results of operations as if the Asset Sale had occurred at the beginning of each of the respective periods. The pro forma adjustments are described in the accompanying notes and are based upon available information and certain assumptions that the Company believes are reasonable. The pro forma information may not be indicative of the results of operations and financial position of the Company as it may be in the future or as it might have been had the transactions been consummated on the respective dates assumed. The pro forma information is included for comparative purposes and should be read in conjunction with the Company's consolidated financial statements and related notes included elsewhere in the Proxy Statement.

         The actual amount of the purchase price and the net purchase proceeds from the Asset Sale is to be finalized subsequent to the Closing. The Company believes that such amount will not be materially different from the amount of purchase proceeds reflected in the pro forma consolidated balance sheet presented below.


                                                                         Mining Services International Corporation
                                                                              Pro Forma Consolidated Balance Sheet
                                                                            As of December 31, 2000 (in thousands)

                                                                      Sale of explosives business
                                                                      ---------------------------------------------
                                                                        Pro Forma             Pro-Forma
                                                      Consolidated
  Assets                                               (Audited)       Adjustments            Consolidated
                                                    ---------------------------------         ---------------------
    Current assets:
      Cash                                                 2,113             (1,161)   a                   952
                                                                              6,350    a                 6,350
                                                                               (200)   b                  (200)
      Receivables, net                                     7,971             (6,322)   a                 1,649
      Inventories                                          2,248             (2,248)   a                     -
      Prepaid expenses                                       212               (203)   a                     9
      Current portion of related party notes
        receivable                                           250               (250)                         -
                                                    ---------------------------------------------------------------
                                                          12,794             (4,034)                     8,760

     Investment in and advances to joint ventures         12,886             (1,345)   a                11,541
     Property, plant and equipment, net                    7,647             (6,700)   a                   947
     Goodwill, net                                             -                  -    a                     -
     Related party notes receivable                        1,086             (1,000)   a                    86
     Intercompany receivable-Nevada Chemicals Note                            1,000    c                 1,000
     Other assets                                            393               (271)   a                   122
                                                    ---------------------------------------------------------------
                                                         $34,806           $(12,350)                   $22,456
                                                    ===============================================================

  Liabilities and Stockholders' Equity
    Current liabilities:
      Accounts payable and accrued expenses                 5,901            (5,610)   a                   291
      Current portion of long-term debt                     4,850            (4,850)
                                                    ---------------------------------------------------------------
                                                           10,751           (10,460)                       291

     Long-term debt                                        1,756             (1,756)   a
     Related party notes receivable
     Deferred income taxes                                 2,054                                         2,054
                                                    ---------------------------------------------------------------
                                                          14,561            (12,216)                     2,345

  Minority interest                                            -                  -    a                     -
  Stockholders' equity:
    Common stock, $.001 par value, 500,000,000
        shares authorized                                      7                  -                          7
    Capital in excess of par value                          5,312                 -                      5,312
    Cumulative foreign currency translation
        adjustments                                          (456)              456     d                    -
    Retained earnings                                      15,382              (590)    a               14,792
                                                    ---------------------------------------------------------------
  Total stockholders' equity                              20,245               (134)                    20,111
                                                    ---------------------------------------------------------------
  Total liabilities and stockholders' equity             $34,806           $(12,350)                   $22,456
                                                    ===============================================================




                                                                                Mining Services International Corporation
                                                                               Pro Forma Consolidated Statement of Income
                                                                                      (In thousands except share amounts)
                                                                                             Year Ended December 31, 2000
--------------------------------------------------------------------------------------------------------------------------
                                                                                       Sale of explosives business
                                                                                ------------------------------------------
                                                                 Historical        Pro Forma                 Pro Forma
                                                                Consolidated      Adjustments              Consolidated
                                                            --------------------------------------------------------------
Revenue:

  Net sales                                                   $  35,889        $    (35,430)   f, i, j           $    459

  Royalties                                                         892                (892)   f

  Equity in earnings of joint ventures                            2,244                (537)   f                    1,707

  Other income                                                      105                (105)   f
                                                            --------------------------------------------------------------
Total revenue                                                    39,130             (36,964)                         2,166
                                                            --------------------------------------------------------------
Costs and expenses:

  Cost of sales                                                  34,619             (34,475)   f                       144

  General and administrative                                      4,550             (3,732)    f, g                    818

  Research and development                                          686               (686)    f

  Impairment of assets                                            4,990             (4,990)
                                                            --------------------------------------------------------------
Total costs and expenses                                         44,845            (43,883)                            962
                                                            --------------------------------------------------------------
Income (loss) from operations                                    (5,715)             6,919                           1,204

Other income (expense)                                             (383)               383     f
                                                            --------------------------------------------------------------
Income (loss) before provision for income

  taxes and minority interest, and extraordinary item            (6,098)             7,302                           1,204

Benefit (provision) for income taxes:                             1,570             (1,907)    h                      (337)
                                                              ------------------------------------------------------------
Income (loss) before minority interest and extraordinary
item                                                             (4,528)             5,395                             867

Minority interest in income                                         497               (497)
                                                            --------------------------------------------------------------
Income before extraordinary item                                 (4,031)             4,898                             867

Extraordinary item                                                                       -
                                                            --------------------------------------------------------------
Net income                                                   $   (4,031)     $       4,898              $              867
                                                            --------------------------------------------------------------

Earnings per common share-basic                              $    (0.55)     $        0.67              $             0.12
                                                            --------------------------------------------------------------

Earnings per common share-diluted                            $    (0.55)     $        0.67              $             0.12
                                                            --------------------------------------------------------------
Weighted average common and common equivalent shares:

    Basic                                                     7,314,000                                          7,314,000

    Diluted                                                   7,314,000                                          7,314,000


                                                                                   Mining Services International Corporation
                                                                                 Pro Forma Consolidated Statement of  Income
                                                                                         (In thousands except share amounts)
                                                                                                Year Ended December 31, 1999
-----------------------------------------------------------------------------------------------------------------------------
                                                                                         Sale of Explosives Business
                                                                                  -------------------------------------------
                                                                   Historical        Pro Forma                 Pro Forma
                                                                  Consolidated      Adjustments               Consolidated
                                                              ---------------------------------------------------------------
Revenue:

  Net sales                                                     $    26,752     $       (26,346)  f, i, j    $          406

  Royalties                                                           1,154              (1,154)  f

  Equity in earnings of joint ventures                                2,511                  (6)  f                   2,505

  Other income                                                          191                (122)  f                      69
                                                              ---------------------------------------------------------------
                                                                     30,608             (27,628)                      2,980

                                                              ---------------------------------------------------------------
Costs and expenses:

  Cost of sales                                                      25,497             (25,424)  f                      73

  General and administrative                                          2,893              (2,193)  f, g                  700

  Research and development                                              805                (805)  f

  Impairment of assets                                                2,622              (1,846)  f                     776
                                                              ---------------------------------------------------------------
                                                                     31,817             (30,268)                      1,549
                                                              ---------------------------------------------------------------
Income (loss) from operations                                        (1,209)              2,640                       1,431

Other income (expense)                                                 (190)                190   f
                                                              ---------------------------------------------------------------
Income (loss) before provision for income
  taxes, minority interest, and
  extraordinary item                                                 (1,399)              2,830                       1,431
                                                              ---------------------------------------------------------------
Benefit (provision) for income taxes:                                   550              (1,083)  h                    (533)
                                                              ---------------------------------------------------------------
Income (loss) before minority interest and
  extraordinary item                                                   (849)              1,747                         898

Minority interest in income                                             (25)                (25)
                                                              ---------------------------------------------------------------
Income before extraordinary item                                        (874)             1,722                         898

Extraordinary item - extinguishment of deferred obligation
  (net of $823) of taxes                                               1,599                  -                       1,599
                                                              ---------------------------------------------------------------
Net income                                                     $         725   $          1,722             $         2,497
                                                              ---------------------------------------------------------------
Earnings per common share-basic                                $        0.10   $           0.24             $          0.34
                                                              ---------------------------------------------------------------
Earnings per common share-diluted                              $        0.10   $           0.24             $          0.34
                                                              ---------------------------------------------------------------
Weighted average common and common equivalent shares:
    Basic                                                          7,324,000                                      7,324,000
    Diluted                                                        7,375,000                                      7,375,000




                                                                                   Mining Services International Corporation
                                                                                 Pro Forma Consolidated Statement of  Income
                                                                                         (In thousands except share amounts)
                                                                                                Year Ended December 31, 1998
-----------------------------------------------------------------------------------------------------------------------------
                                                                                         Sale of Explosives Business
                                                                                  -------------------------------------------
                                                                    Historical       Pro Forma                 Pro Forma
                                                                   Consolidated     Adjustments               Consolidated
                                                              ---------------------------------------------------------------
Revenue:

  Net sales                                                     $  23,414          $    (22,757)  f, i, j    $          657

  Royalties                                                         1,345                (1,345)  f

  Equity in earnings of joint ventures                              4,989                  (488)  f                   4,501

  Other income                                                        117                   (74)  f                      43
                                                              ---------------------------------------------------------------
                                                                   29,865               (24,664)                      5,201
                                                              ---------------------------------------------------------------
Costs and expenses:

  Cost of sales                                                    22,128               (21,826)  f                     302

  General and administrative                                        1,331                  (852)  f, g                  479

  Research and development                                            587                  (587)  f
                                                              ---------------------------------------------------------------
                                                                   24,046               (23,265)                        781
                                                              ---------------------------------------------------------------
Income (loss) from operations                                       5,819               (1,399)                       4,420


Other income (expense)                                                153                 (153)   f
                                                              ---------------------------------------------------------------

Income (loss) before provision for income                           5,972               (1,552)                       4,420
  taxes

Benefit (provision) for income taxes:                              (2,100)                 546    h                  (1,554)
                                                              ---------------------------------------------------------------
Net income                                                      $   3,872          $    (1,006)              $        2,866
                                                              ---------------------------------------------------------------
Earnings per common share-basic                                 $    0.53          $     (0.14)              $         0.39
                                                              ---------------------------------------------------------------
Earnings per common share-diluted                               $    0.52          $     (0.14)              $         0.38
                                                              ---------------------------------------------------------------
Weighted average common and common equivalent shares:

    Basic                                                       7,368,000                                         7,368,000
    Diluted                                                     7,492,000                                         7,492,000




NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

         (a) The unaudited pro forma consolidated balance sheet gives effect to the Asset Sale and the assumption of certain related liabilities as though the Asset Sale had occurred on December 31, 2000. Estimated net proceeds, liabilities assumed, assets sold, and resultant gain from the Asset Sale are as follows (in thousands):

Cash                                                 $  6,350

Nevada Chemicals Note                                   1,000
============================================
Liabilities Assumed (rounded)                          12,150 (See Note (c))

--------------------------------------------
Total Proceeds Received                               $19,500

--------------------------------------------
Book Value of Assets Sold                             $19,500

--------------------------------------------

Gain (Loss) on Sale Before Taxes                    $       0 (See Note (d,e))
--------------------------------------------
--------------------------------------------
Less Expenses of Asset Sale                              (200)
--------------------------------------------
Recognition of Foreign Currency
         Translation Adjustment                          (456) (See Note (d))

Tax Benefit on Expenses of Sale                            66

============================================
After Tax Gain (Loss) on Sale                   $        (590)
============================================

         (b) This pro forma adjustment reflects the estimated expenses to be incurred subsequent to December 31, 2000, of the Asset Sale, which include (in thousands):

Legal Fees                                      $120
Accounting Fees and Expenses                      10
Fairness Opinion and Appraisals                   10
Costs of Proxy Solicitation                       35
Other                                             25

Total                                           $200

         (c) As part of the Asset Sale, the Transferee is assuming an intercompany liability from the explosives business to Nevada Chemicals in the amount of $1,000,000, plus accrued interest (estimated at $61,000 at December 31, 2000, which is included in Liabilities Assumed).

         (d) The financial effects of the Transaction with UEE were included as an impairment of assets in the financial statements for the period ended December 31, 2000 consequently, there is no gain or loss directly associated with the valuation of the transaction, other than actual estimated costs to be incurred after December 31, 2000, possible adjustments associated with the Closing, and the recognition of the foreign currency translation adjustment.

         (e)  The  Cumulative  foreign  currency   translation  gain  (loss)  is
associated with the foreign explosives business and will be recognized for financial purposes upon Closing.

         (f) The unaudited pro forma consolidated statements of income for the years ended December 31, 2000, 1999, and 1998, give effect to the Asset Sale as though it had occurred on January 1, 2000, 1999, and 1998, respectively. These pro forma adjustments eliminate the historical results of the Explosives Business. Any gain or loss from the Asset Sale is not included in the pro forma consolidated statements of income.

         (g) The allocation of general and administrative expenses is based on estimates. The consolidated statements of income give effect to the Asset Sale as if it had occurred at the beginning of the respective periods considering the probable administrative structure of the Company subsequent to the Asset Sale.

         (h) The pro forma adjustments for income taxes assumes a consistent effective tax rate for both the Explosives Business and the Company's remaining consolidated results of operations, since it is estimated that the Company had no permanent book/tax differences which are allocable solely to either the Explosives Business or the remaining consolidated results of operations.

         (i) Historically, the management fee from Cyanco has been accounted for in cost of sales as an offset to costs incurred to provide management services to Cyanco. The pro forma adjustments include a reclassification of the management fee received from Cyanco from cost of sales to net sales in response to the expected increased focus by the Company on the management of Cyanco.

         (j) The pro forma adjustment to net sales gives effect to the Asset Sale by reflecting a lease income of $100,000 (this amount is likely to be increased to reflect fair rental rates at Closing) annually to the Company resulting from the intended lease by UEE of the Company's corporate office building. Since the Company's Board of Directors has not yet determined the use of proceeds from the Asset Sale, the pro forma adjustments do not include an estimate from earnings on the proceeds.



                                                  SELECTED HISTORICAL FINANCIAL DATA


SELECTED FINANCIAL DATA
Operating Results Data
                                                        For the Year Ended
                                                           December 31,
                                -------------------------------------------------------------------
                                    2000          1999         1998         1997         1996
                                -------------------------------------------------------------------

 Operating revenues               $39,130,000   $30,608,000  $29,865,000  $26,969,000  $25,172,000
 Income (loss)  from operations   (5,715,000)   (1,209,000)    5,819,000    6,400,000    6,084,000
 Net income                       (4,031,000)       725,000    3,872,000    5,008,000    4,545,000

 Earnings (loss) per common
      share - diluted                   (.55)           .10          .52          .66          .60

 Cash dividends declared
      per common share                   .000          .025         .025         .020         .015

                                                                   December 31,
                              ---------------------------------------------------------------------
                                   2000           1999         1998         1997         1996
                              ---------------------------------------------------------------------
                              ---------------------------------------------------------------------
 Balance Sheet Data
 Total assets                     $34,806,000   $34,461,000  $31,919,000  $24,701,000  $19,846,000

 Long-term debt                     1,756,000     4,475,000    1,213,000            -      714,000

 Stockholders' equity              20,245,000    24,351,000   24,077,000   20,605,000   15,769,000

--------------------------------------------------------------------------------

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

--------------------------------------------------------------------------------

         This discussion and analysis of the Company's financial condition and results of operation is primarily focused on a historical perspective. However, this discussion and analysis also includes management's estimation of the pro forma effect of the Asset Sale on the Company's financial position and results of operation as if it had occurred at the beginning of the respective periods. This information should be read in conjunction with the Company's Consolidated Financial Statements and the related notes thereto and the Unaudited Pro Forma Consolidated Financial Statements and the related notes thereto.

RESULTS OF OPERATIONS

         Because of the Company's significant joint venture investments which are not consolidated, but accounted for under the equity method, comparative schedules have historically been prepared to clarify and demonstrate the impact of joint venture operations underlying the consolidated revenue of the Company. The following pro forma comparative schedule gives effect to the Asset Sale as if it had occurred at the beginning of the respective periods, including the years ended December 31, 2000, 1999, and 1998. As demonstrated below, the Company has historically actively managed significantly more sales than it has reported in revenues and will continue to do so in the future.



                                                                Amount
                          Joint      Joint Venture             Included in     Non-JV      Consolidated
                      Venture Sales   Net Income     Co's %     Revenue       Revenue        Revenue
                      -------------  -------------   ------    -----------    -------      -------------

Historical

     2000             $28,429,000    $  4,488,000     50%      $2,244,000    $36,886,000    $39,130,000
     1999             $21,585,000    $  5,022,000     50%      $2,511,000    $28,097,000    $30,608,000
     1998             $37,353,000    $  9,978,000     50%      $4,989,000    $24,876,000    $29,865,000


Pro Forma Adjustments

     2000            ($ 5,592,000)   ($ 1,074,000)    50%      ($ 537,000)  ($36,427,000)  ($36,964,000)
     1999            ($ 1,472,000)   ($    12,000)    50%      ($   6,000)  ($27,622,000)  ($27,628,000)
     1998            ($ 8,719,000)   ($   976,000)    50%      ($ 488,000)  ($24,176,000)  ($24,664,000)


Pro Forma Consolidated


     2000             $22,837,000    $  3,414,000     50%      $1,707,000   $    459,000   $  2,166,000
     1999             $20,113,000    $  5,010,000     50%      $2,505,000   $    475,000   $  2,980,000
     1998             $28,634,000    $  9,002,000     50%      $4,501,000   $    700,000   $  5,201,000

PRO FORMA FINANCIAL RESULTS ASSUMING COMPLETION OF ASSET SALE

         As reflected in the Unaudited Pro Forma Consolidated Financial Statements, completion of the Asset Sale will substantially change the financial position and results of operations of the Company. The sale will eliminate all liabilities of the Company other than $291,000 in accounts payable at December 31, 2000, and a deferred tax liability of $2,054,000. Current assets would have been $8,760,000 at December 31, 2000, giving the Company a current asset ratio of 30 to 1.

         In addition to the strong balance sheet position of the Company, the operations that will be retained by the Company have historically been profitable, although on a declining basis as a result of reduced conditions in the gold mining industry generally. If the transaction with UEE had been completed at the beginning of the year ended December 31, 2000, net income of the Company would have increased from a loss of $4,031,000 to a profit of $867,000. Similarly, net income would have increased from $725,000 to $2,497,000 for the year ended December 31, 1999. In the year ended December 31, 1998 net income would have decreased from $3,872,000 to $2,866,000. As shown by these results, the operations being sold to UEE have acted as a drain on the profitability of the Company in two out of the three years.

         Despite the fact that the operations to be retained by the Company have consistently been profitable, the net profits associated with these operations have declined as the sales revenue has declined in response to decreased gold mining operations in the geographical area served by the Company. Thus, net income for the operations to be retained by the Company were $867,000, $2,497,000, and $2,866,000 for the years ended December 31, 2000, 1999, and
1998, respectively. Management believes that an increase in gold mining activity, without other changes, would result in increased revenues and profitability for the Company.

         In addition to revenues from operations, the Company anticipates that it will have investment income from its cash and cash receivables subsequent to the sale, at least until the Board determines the application of the sales proceeds.


2000 vs. 1999
-------------

         Revenues  increased  28% from $30.6 million in 1999 to $39.1 million in
2000 as net sales increased $9.1 million for the period, resulting primarily from an increase in the revenues of Tennessee Blasting Services ("TBS") and Green Mountain Explosives ("GME") of $6.2 million and $2.5 million, respectively. As illustrated in the pro forma Consolidated Statement of Income for the year ended December 31, 2000 and in the pro forma comparative schedule of the Company's investment in JV's, total revenue of $2.2 million for the year ended December 31, 2000 represents a decrease of $814,000 or 27% compared to the pro forma results of the year ended December 31, 1999. The loss from operations increased $4.5 million from $1.2 million for the year ended December 31, 1999 to $5.7 million for the year ended December 31, 2000 as operating performance weakened by $2.1 million for the same period, and as the Company recognized an estimated impairment of its explosives business assets of $5 million in connection with the proposed transaction with UEE, which represented a $2.4 million increase from the $2.6 million impairment the Company recognized during the year ended December 31, 1999, on its joint ventures in Ghana and Uzbekistan. The pro forma Consolidated Statement of Income for the period ended December 31, 1999 includes an impairment of $776,000 related to the Company's joint venture in Ghana, which joint venture interest is not included in the Asset Sale.

         The increase in TBS revenues of $6.2 million during the year ended December 31, 2000 as compared to the year ended December 31, 1999 is reflective of the consolidation of a full year of operating results at TBS in 2000 versus the four-month start-up period consolidated in 1999. While TBS was able to achieve its revenue goals, difficulties in managing its costs resulted in a net loss to the Company's consolidated operating results of $1.1 million, including general and administrative expenses attributable to TBS. Management does not expect improvement in TBS's overall performance until organizational changes have sufficient time to take effect. In addition, the second and third quarters should show better results than those incurred during the traditional winter low-point of the construction industry's yearly cycle. The $2.5 million or 29% increase in the revenues of GME for the year ended December 31, 2000 compared to the year ended December 31, 1999 is primarily the result of increased market penetration. The Company's Canadian operation increased revenues nearly $600,000 or 21% from $2.8 million for the year ended December 31, 1999 to $3.4 million for the year ended December 31, 2000 as its primary customer increased its coal production.

         After adding the general and administrative expenses of TBS and GME to total Cost of Sales for the respective years, gross margin on Net Sales and Royalties decreased $1.3 million for the year ended December 31, 2000 as compared to the year ended December 31, 1999. The $1.3 million decrease consists primarily of the $1.1 million increase in the loss from TBS when comparing 1999 to 2000. Additionally, the contribution from Royalties decreased approximately $200,000 or 26% for the year ended December 31, 2000 as compared to the year ended December 31, 1999. Increasing competition in the bulk explosives market in the Western U.S. has added pressure to already small margins resulting in a $700,000 decrease in contribution from the Company's Western U.S. division for the year ended December 31, 2000 as compared the same period in 1999. This decrease in contribution for the period was essentially offset by the combined increase in contribution from GME and from the Company's Eastern U.S. and Canadian divisions. For the year ended December 31, 2000 as compared to the prior period, the increase in equity in earnings from CMS and EMS of $411,000 and $121,000, respectively, combined with a decrease in the equity loss from WAC of $181,000 was not enough to offset the decrease in equity in earnings from Cyanco of $980,000, resulting in a net decrease in equity in earnings for the period of $267,000. The $814,000 decrease in pro forma revenue during the period reflects a continuation of the depressed condition of gold prices combined with an increase in raw material prices at Cyanco. Because the results of Cyanco's operations are accounted for using the equity method, the decrease in pro forma income from operations is primarily attributable to the decrease in revenues from Cyanco.

         The general and administrative expenses of the Company increased from $2.89 million for the year ended December 31, 1999 to $4.55 million for the year ended December 31, 2000, for an increase of $1.66 million. In analyzing the gross margin results of the Company's explosives operating units, the general and administrative expenses of GME and TBS were considered components of the direct contribution from those operating units. However, for purposes of financial statement disclosure, general and administrative expenses for the Company include the general and administrative expenses of GME and TBS. The $1.1 million of general and administrative expenses of GME for the year ended December 31, 2000 remained relatively static, increasing 5% or $54,000, as compared to 1999. However, the general and administrative expenses of TBS increased $1.03 million from $240,000 for the year ended December 31, 1999 to $1,270,000 for the year ended December 31, 2000. The increase in the general and administrative expenses of TBS during the period is primarily attributable to the consolidation of a full year of TBS operating results as compared to the four months consolidated in 1999. However, the $1.03 million increase also includes $350,000 of bad debt expense reflecting the inability of TBS to fully manage its growth during the year ended December 31, 2000. Excluding the results of TBS and GME, general and administrative expenses increased $570,000 during the year ended December 31, 2000 compared to the prior year. Approximately $250,000 of the increase is attributable to increased professional fees and travel expenses related to the UEE transaction. An increase in fees paid to the Company's Board of Directors accounted for $103,000 of the increase. Additionally, bad debt expense unrelated to TBS increased $85,000 over the prior period. Considering the pro forma effect of the Asset Sale on the comparative periods ended December 31, 2000 and 1999, only the increase in professional fees and travel expenses related to the UEE transaction, as well as the increase in fees paid to the Company's Board of Directors, impact the Company's pro forma increase in general and administrative expenses during the period.

         Other expenses, which consist primarily of interest expense, increased $193,000 or 102% during the year ended December 31, 2000 as compared to the year the ended December 31, 1999 as a result of increased borrowings to fund the cash operating losses of the Company. As illustrated by the absence of interest-bearing debt in the Company's Pro Forma Consolidated Balance Sheet as of December 31 2000, the Company would not have incurred interest expense during the period had the Asset Sale occurred as of January 1, 2000. The Company recognized a benefit for income taxes of $1.57 million with an effective tax rate of 24% for the year ended December 31, 2000, compared to a benefit of $550,000 and an effective tax rate of 38.6% for the year ended December 31, 1999. The difference between the statutory rate and the 24% effective tax rate for the year ended December 31, 2000 is primarily attributable to the recognition of the difference between the book and tax basis of assets expected to be sold in the transaction with UEE.

1999 vs 1998
------------

         Consolidated revenues increased in 1999 by only 2%; however, the slight change included a $3.3 million or 14% increase in net sales offset by a $2.5 million or 50% decrease in equity earnings of joint ventures. The increase in net sales consisted primarily of an increase in sales from GME of $7.6 million and TBS of $1.5 million, largely offset by a decrease in the sales of the Company's remaining US, Canadian and foreign joint venture explosives operations of $5.4 million. Most of the $2.5 million decrease in equity earnings of joint ventures was attributable to a decrease in Cyanco's 1999 earnings, with the remainder of the decrease resulting from the decrease in equity in the earnings of Turon-MSI and Cayman Mining Services Limited ("CMS"). Giving effect to the Asset Sale, pro forma consolidated revenue decreased $2.2 million or 43% for the year ended December 31, 1999 as compared to the year ended December 31, 1998. The decrease was primarily due to the nearly $2 million decrease in pro forma equity in earnings of joint ventures as equity in earnings from Cyanco decreased $1.87 million or 41% in 1999 as compared to 1998. The remainder of the decrease in pro forma equity earnings in 1999, as compared to 1998, results from a decrease in the equity earnings of WAC of $100,000 during the period.

         Expectations of increased net sales in 1999 were realized with the acquisition of GME and subsequently the establishment of TBS. However, the Company's plans to offset the expected loss of significant revenues from a completed dam project in California were delayed until several new projects in the Company's western division were brought on line in the first half of 2000. Cyanco's contribution to equity in earnings of joint ventures decreased as volumes and prices for sodium cyanide fell in 1999 in response to the lowest gold prices in 20 years. Because of gold market conditions, the Company was able to negotiate the elimination of deferred royalty obligations it had with respect to its interest in Cyanco, resulting in an extraordinary gain for the Company of $1.6 million, net of taxes.

         The loss from operations for the year ended December 31, 1999 of $1.2 million represents a $7 million decrease from the $5.8 million income from operations experienced during the same period in 1998. The $7 million decrease is attributable to the decrease in equity in earnings of Cyanco as explained above, combined with a net decrease in contribution from the Company's explosives operations of $2 million, and the recognition of an impairment of assets of $2.6 million.

         As a result of the completion of the dam project in California in the early part of 1999, combined with decreased coal production by customers in Canada and Colombia, contribution from the Company's western US and Canadian explosives divisions and the Company's Colombian joint venture decreased by a total of $1.7 million when comparing 1999 to 1998. The inability of the Company's joint venture in Uzbekistan to purchase raw materials resulted in a decrease in production. Consequently, contribution from Turon-MSI decreased $400,000 in 1999 as compared to 1998. In analyzing the results of the Company's explosives operating units above, the general and administrative expenses of GME and TBS were considered components of the direct contribution from those operating units. However, for purposes of financial statement disclosure, general and administrative expenses for the Company include the general and administrative expenses of GME and TBS, which represent $1.3 million of the $1.6 million increase in general and administrative expenses in 1999 as compared to 1998. Although intensified effort toward product improvement contributed to the 1999 increase in research and development costs, the establishment of a more resilient packaged emulsion product allowed the Company to reduce losses from its West Virginia plant by approximately $200,000, and strengthened expectations of realizing long-term benefit from the research through increased revenues from packaged emulsions

         In 1999, the impairment of assets represents a write-off of $2.6 million of the Company's investments in WAC and Turon-MSI of $800,000 and $1.8 million, respectively, including a $700,000 note receivable from WAC. Although the Company expects to receive payment for raw materials and supplies it sells to its joint venture in Uzbekistan, due to deteriorating conditions observed in the later part of 1999 the Company considered the probability of converting profits from Turon-MSI into hard currency to be remote. Additionally, depressed gold prices and an oversupply of explosives products in Ghana have deterred WAC in obtaining market share sufficient to sustain profitable operations in the long-term and have combined to cause continuing losses. Accordingly, the Company determined in the last quarter of 1999 that it was necessary to write off the respective investments. Future recognition of income or loss from these equity method joint ventures will occur as cash is either received or disbursed. The pro forma Statement of Income for the year ended December 31, 1999 gives effect to the Asset Sale as if it had occurred as of January 1, 1999, resulting in a charge for the impairment of assets of $776,000, representing the write-off of the Company's investment in WAC.

         The Company incurred interest expense of $190,000 versus $153,000 of interest income that the Company earned in 1998. Giving effect to the Asset Sale as if it had occurred on January 1, 1999, due to the absence of interest-bearing debt during the period, the Company would not have incurred interest expense.


                        Liquidity and Financial Resources

         The Company's current ratio decreased from 3.57 to 1 as of December 31, 1999 to 1.19 to 1 as of December 31, 2000. Giving effect to the Asset Sale as if it had been consummated on December 31, 2000, the current ratio is estimated to have been 30 to 1 and the ratio of total liabilities to equity is estimated to have been 0.12 to 1 as of December 31, 2000. Current assets increased $3.15 million as of December 31, 2000, compared to December 31, 1999, as Nevada Chemicals ("NCI") retained a $1 million distribution it had received from Cyanco, taking an initial step toward a potential future separation between the explosives business and the cyanide business, and as net accounts receivable increased $1.48 million or 23%. Inventories also increased $441,000 during the period. The increase in net accounts receivable was principally due to the recognition by the Company of an income tax receivable of $1.1 million resulting from the 2000 and 1999 net operating losses, as well as the change to full-scale operations at TBS by December 31, 2000, versus start-up operations existing at December 31, 1999. Additionally, accounts receivable from CMS decreased approximately $400,000 as the Company was reimbursed for expenditures it had made to procure equipment leased by Eastern Mining Services ("EMS") from Mining Capital Resources ("MCR"), and as payments were received from Turon-MSI for previous raw material shipments decreasing accounts receivable by $600,000. Accounts receivable due from EMS increased $350,000.

         Current liabilities increased just over $8 million from $2.73 million as of December 31, 1999 to $10.75 million as of December 31, 2000. $3.6 million of the increase was created as the Company delayed certain payments and, again, as TBS moved from start-up operations during the last quarter of 1999 to full-scale operations by the end of 2000. Current liabilities were also affected by the increase in the Current Portion of Long-Term Debt. In September 1999, the Company entered into a revolving line of credit agreement ("LOC") that expires in August 2001. It had been the Company's expectation to extend the LOC at the end of the third quarter 2000 to mature in August 2002. However, due to the Company's marginal performance in the later part of 1999 and during 2000, the Company will likely convert this commercial bank borrowing to an asset-based borrowing in advance of the LOC's August 2001 maturity. Management believes that the bank will agree to the refinancing. However, because the Company was not able to extend the LOC, the entire balance of the loan has been reclassified as a current liability. The Company had $4.2 million owing on its LOC as of December 31, 2000. The Company had utilized up to $4.4 million of its LOC during the year ended December 31, 2000. Due to the Company's default on certain technical conditions of the LOC as of September 30 and December 31, 2000, the bank increased the LOC rate of interest from prime minus 1% to prime plus 0.25%.

         The reclassification of the Current Portion of Long Term Debt and the Company's poor operating performance during 2000 are the primary reasons for the technical defaults under the credit agreement. Management believes that the bank will be willing to continue the financing relationship and waive the default. The Company is currently in negotiations with the bank regarding the refinancing and a decision by the bank was not available at the time of filing this Proxy Statement. There is no assurance, however, that the refinancing will be approved by the bank. Giving effect to the Asset Sale as if it had been consummated on December 31, 2000, the pro forma Consolidated Balance Sheet as of December 31, 2000 estimates that the LOC and all other interest-bearing liabilities are assumed by UEE or its newly formed subsidiaries; consequently, the Company would not have experienced the technical default of the LOC nor would have the Company incurred interest expense resulting from such borrowings. Rather, the Company would likely have had excess funds available for investment.

         The increase in the use of the Company's borrowing capacity has been the result of poor operating performance, particularly at TBS. Rapid growth at TBS resulted in the recognition that over $350,000 of its accounts would not likely be collected. Accordingly, TBS wrote-off $150,000 of accounts receivable against bad debt expense and reserved an additional $200,000 in the allowance for doubtful accounts. Even though changes to the organization and the capitalization of the joint venture are currently being negotiated and management expects TBS's performance to improve during the second quarter of

2001, the losses sustained by TBS during the first quarter along with the untimely collection on some of its accounts have left the future of the joint venture uncertain if the Company elects not to fund TBS's excess cash flow requirements. Reserves established against the Company's investment in TBS in connection with the Company's recognition of impairment against its explosives assets are deemed by management to be adequate.

         Although the Company experienced a loss of $4 million during 2000, much of the loss is the consequence of the establishment of non-cash reserves; accordingly, the Company recognized net cash provided by operating activities of $2.8 million. The Company increased its loans to CMS in the amount of $500,000 to fund operating growth during the year ended December 31, 2000. Additionally, the Company made capital equipment acquisitions of $2.9 million during the year, including $925,000 of accessories production equipment at ODA, $484,000 of equipment related to the Company's joint venture in Russia, $650,000 for the improvement of a magazine site at GME, and the purchase of 2 drills at TBS for approximately $550,000.

         Certain future expectations for the Company are materially dependent on whether the Company can implement its business plan to sell the explosives operations to UEE and utilize the proceeds in developing its other lines of business. The sale of the Explosives Business to UEE is subject to a number of conditions, including approval by the Company's shareholders, and there can be no assurance it will be completed. In the event that the UEE transaction is not completed and other possible transactions to sell the Explosives Business cannot be achieved, the Company's current capital structure may need to be revised to provide for the anticipated growth requirements for both the explosives and the cyanide lines of products, or the Company may be in the position of curtailing certain business activities in order to properly support the long-term growth of the Company. Giving effect to the Asset Sale as if it had been consummated on December 31, 2000, it is estimated that the capital resources of the Company would have been adequate to finance its business activity in the ordinary course of business assuming the political, financial, and economic environment continue favorable to the mining industry at large.


INFLATION AND OTHER COMMENTS

         The amounts presented in the financial statements do not provide for the effect of inflation on the Company's operations or its financial position. Amounts shown for property, plant and equipment and for costs and expenses reflect historical cost and do not necessarily represent replacement cost or charges to operations based on replacement cost. The Company's operations, together with other sources, are intended to provide funds to replace property, plant and equipment as necessary. Net income would be lower than reported if the effects of inflation were reflected either by charging operations with amounts that represent replacement costs or by using other inflation adjustments.

         Because of inflation associated with the economies of underdeveloped countries where the Company invests, there exists a substantial risk that the value of investments in those jurisdictions may continue to erode. Additionally, as has been the case with the Company's investment in Uzbekistan, the internal balance of payment and capital shortages in some of those countries may limit the ability to convert local currencies into hard currency necessary for importing raw materials or remitting profits. Management intends to use appropriate transfer pricing, investments in hedges, loans and other credit facilities where practical and available to minimize the risks inherent in doing business in these countries. The Company continues to pursue its policy of investing with government entities or stable international and U.S. companies as its partners to help insure its long-term success. To date, the Company has not utilized any hedging activities to minimize exchange risks.

         Within this Proxy Statement, including this discussion and analysis by management of the financial condition and results of operations of the Company, there are forward-looking statements made in an effort to inform the reader of management's expectations of future events. These expectations are subject to numerous factors and assumptions, any one of which could have a material effect on current expectations. These factors which may impact future results include, but are not limited to, changes in world supply and demand for commodities, particularly gold and coal, political, environmental, economic and financial risks, especially those associated with underdeveloped and developing countries, changes in demand for construction activities, major changes in technology which could affect the mining industry as a whole or which could affect explosives and sodium cyanide specifically, competition, the continued availability of highly qualified technical and other professional employees of the Company who can successfully manage the ongoing change and growth. The Company believes it is taking appropriate actions in order to address these and other factors previously disclosed; however, the actual results could materially differ from those indicated in the statements made.

--------------------------------------------------------------------------------

                BUSINESS OF THE COMPANY SUBSEQUENT TO ASSET SALE

--------------------------------------------------------------------------------

GENERAL

         The Company is engaged in the explosives supply, manufacture and services industry and in the production of sodium cyanide. A more complete discussion of the historical business of the Company can be found in its report on Form 10-K for the year ended December 31, 2000.

         Following the sale of the Explosives Business, the primary business of the Company will be based upon the Company's Cyanco and West Africa Chemicals joint ventures. In addition, the Company will have income from the lease of its office building, receipt of principal and interest on the five-year note receivable from UEE's subsidiary, and short-term investment income on the proceeds of the Asset Sale until such time as the Company's Board of Directors determines alternate uses of the proceeds. The following discussion focuses on the remaining primary business of the Company, assuming the Asset Sale has been consummated. For a discussion of the Company's explosives operations see the Company's report on Form 10-K for the year ended December 31, 2000.

CYANCO JOINT VENTURE INTEREST

         Cyanco is a 50/50 joint venture between the Company and Degussa Corporation ("Degussa") that produces and markets liquid sodium cyanide from its Winnemucca, Nevada plant. Cyanco services the Western U.S. gold mining area, primarily located in Nevada, and has concentrated on quality and service. There are principally two types of products marketed to gold mines for the leaching process: (1) a solid "briquette" sodium cyanide product which requires handling and physical dissolution before use and (2) the type provided by Cyanco, a liquid sodium cyanide which provides for greater personal and environmental safety and comes to the mining customer ready to use. The manufacturing cost for the liquid product is substantially lower than for solid product when drying, handling and chemical adjustment costs are taken into account.

         Since the liquid product is shipped by truck from the plant to the mine site in a solution of about 30% sodium cyanide and 70% water, freight costs are very significant and shipping must be managed carefully, both in terms of cost and safety and environmental protection. Cyanco has contracted this service with an Omaha, Nebraska company which utilizes dedicated equipment specifically designed for Cyanco. Cyanco currently contracts this service on a month-to-month basis.

         With the 1998 addition of a second production unit, Cyanco has an annual liquid sodium cyanide production capacity of approximately 85 million pounds. The Company has primary responsibility for Cyanco's production and delivery, and Degussa has primary responsibility for the joint venture's marketing and sales activities.

         Since 1998, worldwide gold prices have continued to be depressed, ranging between $250.00 and $320.00 per ounce. As of May 10, 2001, the spot trading price for an ounce of gold was approximately $[269.00]. If gold prices do not further deteriorate, gold production in the Company's market area should remain relatively stable for the foreseeable future. Gross sales and operating profits in the sodium cyanide business in the Nevada market have been declining in the last two years and are likely to remain depressed in the short-run. During 2000, Cyanco successfully increased its market share, increasing its projected annual production by approximately 10,000,000 pounds. In addition it was issued a patent for the production and transportation of a "Wet-cake" product, which may provide Cyanco with the ability to significantly increase its freight logical market. Management believes that Cyanco has positioned itself to continue increasing market share in the long run.

COMPETITION

         Cyanco represents one of three sources of delivered liquid sodium cyanide in the Western United States. The world market for briquette or dry-form sodium cyanide is dominated by E.I. DuPont Nemours ("DuPont"). There continue to be opportunities in the worldwide market for liquid sodium cyanide, although the worldwide supply of dry product currently exceeds demand. Domestically, Cyanco competes with DuPont and also with FMC, which markets delivered liquid sodium cyanide in the same geographic area as Cyanco. The Company believes that the important competitive factors in the liquid sodium cyanide market are location, service and quality. However, as gold prices have declined and Cyanco's innovations in the marketplace have taken effect, the price of liquid sodium cyanide has become a significant competitive factor. In addition, some competitors provide more than one product to Cyanco's customers. Cyanco has had to meet competitive demands and has been able to achieve results by being creative and service-oriented. Cyanco expects that efforts to gain market share during this period of lower gold prices will continue to keep operating profits at lower levels in the Nevada market during 2001.

DEPENDENCE ON CUSTOMERS

         Since most of the Company's cyanide customers are large surface mining companies, the number of companies it services is relatively small compared to those of a wholesale distribution or retail business. A loss of one or more customers could adversely affect future sales. However, such losses are not expected to occur, since these customers have lower than average operating costs to produce gold, which should allow them to continue producing gold in this depressed market. However, mining companies may elect to terminate or suspend operations at a particular location, even when production costs are less than gold prices. In most cases the Company has long-term contracts with its customers.

PATENTS, TRADEMARKS AND LICENSES

         In March 1989, Cyanco obtained from Mitsubishi Gas Chemical Company, Inc. ("Mitsubishi"), a Japanese corporation, in consideration of payment of a one-time license fee, a perpetual license of a patented process and related technical information covering the manufacture of hydrogen cyanide for use in the manufacture of liquid sodium cyanide at the Cyanco plant. The license is a nonexclusive, nonsublicensable and nontransferable right to use the technology at the Cyanco plant, and is materially important to the plant's operation.
Although the Company actively conducts research on product improvement and development, the Company's research and development expenditures in each of the years ending December 31, 2000, 1999, and 1998, were primarily related to the Explosives Business. However, the Company developed a Patent issued during 2000 for the production and transportation of a "wet-cake" cyanide product which may be used by Cyanco in expanding its freight logical market. There has not been any customer-sponsored research and development.

RAW MATERIALS

         The Company has historically not experienced significant difficulty in obtaining necessary raw materials used in the manufacture of its products. In the present environment, due to the increasing costs of natural gas, raw material availability could be impacted for short periods of time, but Cyanco does not expect significant difficulty in obtaining raw materials for the longer term. The Company must compete with other markets for a major portion of its raw materials (ammonia, caustic soda, natural gas and electricity). The supplies of these products have been adequate in past years to meet the needs of industrial as well as agricultural users. Cyanco has entered into long-term transportation agreements with Paiute Pipeline and Northwest Pipeline for transportation of natural gas to the Cyanco facility. Cyanco has not had significant difficulty in obtaining the other necessary raw materials since there are alternative sources of supply. However, due to the current increased costs and decreased availability of natural gas, it is anticipated that there could also be some shortage of ammonia production during 2001, which could have a temporary adverse impact on prices and margins. It is Cyanco's intent to pass short-term raw material price fluctuations on to its client base in order to maintain profitability. There is, however, no assurance that Cyanco will be successful in obtaining price relief. Cyanco believes that it will be able to obtain the necessary raw materials based on existing supply arrangements and, as required, purchases in the open market at the then prevailing spot prices.

EMPLOYEES

         Following the sale of the Explosives Business, the Company anticipates having three employees at its corporate offices. Cyanco will have 28 employees at its plant in Winnemucca, Nevada, and the Company's West Africa Chemicals joint venture will have 7 local employees. The Company and its joint venture partners consider relations with their employees to be positive.


WEST AFRICA CHEMICALS JOINT VENTURE INTEREST

         West Africa Chemicals is a 50/50 joint venture with Chemical Holdings International, Limited, a subsidiary of the Omnia Group, the parent company of Bulk Mining Explosives, which is an explosives licensee of the Company. Due to certain restrictions on transfers to competitors, the Company's joint venture interest will not be transferred to UEE in the Asset Sale. Consequently, the Company is retaining its West Africa Chemicals joint venture interest until such time as the business can be appropriately sold or wound up, subject to the requirements of its joint venture agreement. The West Africa Chemicals joint venture has operated at a net loss from its inception in 1997, and in 1999 the Company wrote off its interest in the joint venture for financial reporting purposes and now records income or loss on a cash basis. Due to the relationship that the Company has with its joint venture partner, the receivable on the books of the Company due from West Coast Explosives, a subsidiary of West Africa Chemicals, which, as of December 31, 2000, was approximately $498,000, is being retained by the Company. Subject to requirements in the joint venture documents, the Company anticipates that the operations will be discontinued or sold in the near future unless gold prices rebound. In the event that the operations are discontinued, it is expected that the proceeds from the collection of receivables and the sale of plant and equipment, raw materials and real estate holdings will exceed the liabilities of the joint venture.

ENVIRONMENTAL COMPLIANCE

         The Company is subject to federal, state and local laws regulating the protection of the environment in the handling, storage and shipment of cyanide and related raw materials. In preparation for the manufacture and sale of liquid sodium cyanide at the Cyanco plant, Cyanco incurred material capital expenditures relating to compliance with environmental laws and regulations, including expenditures required for specialty trucks and tankers and development of an emergency response plan in the event of a hazardous materials spill. Cyanco's operations are designed such that no liquid discharge is created during the manufacture of its product. Compliance with such laws, rules and regulations on an ongoing basis is not expected to require additional material capital expenditures in the short-term.

OTHER GOVERNMENTAL REGULATIONS

         Cyanco is subject to various governmental authorities with respect to transportation and handling of hazardous materials. In addition, it is subject to OSHA's Process Safety Management program at the Winnemucca Plant. Cyanco has implemented compliance programs, which the Company believes addresses the program objectives and guidelines. Cyanco is regularly inspected by Nevada's regulatory agencies to monitor compliance.

PROPERTY

         The corporate offices of the Company, built in 1997, are located at 8805 South Sandy Parkway, Sandy, Utah. These facilities, consisting of 1.8 acres, an office building and adjacent research and laboratory facilities, were constructed by the Company at a cost of approximately $1.2 million. It is anticipated that the corporate facilities will be leased to UEE for at least one year following the Asset Sale at commercially competitive rates. The Company expects to lease office space in the Salt Lake City area for its corporate headquarters subsequent to the Asset Sale. The property and facilities of the Company's joint ventures, including Cyanco and West Africa Chemicals, are deemed adequate and suitable for their respective operations.

LEGAL PROCEEDINGS

         There are no legal proceedings, other than of a routine, business nature currently filed against the Company.


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

--------------------------------------------------------------------------------

             MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

--------------------------------------------------------------------------------

         The common stock of the Company is currently listed on the Nasdaq National Market ("NNM"), under the symbol "MSIX." It is anticipated that the Company may seek a new trading symbol subsequent to the Asset Sale and the Corporate Name Change.

         The following table sets forth the approximate range of high and low closing prices for the common stock of the Company during the periods indicated. The quotations presented reflect interdealer prices, without retail markup, markdown, or commissions, and may not necessarily represent actual transactions in the common stock.

                    Quarter Ended              High Close           Low Close

                  December 31, 1998            $   5.63              $  4.38
                  March 31, 1999               $   7.38              $  4.63
                  June 30, 1999                $   5.63              $  4.13
                  September 30, 1999           $   4.63              $  2.13
                  December 31, 1999            $   4.50              $  2.00
                  March 31, 2000               $   3.687             $  2.25
                  June 30, 2000                $   2.75              $  1.625
                  September 30, 2000           $   2.75              $  1.375
                  December 31, 2000            $   2.25              $  1.187
                  March 31, 2001               $   1.34              $  2.375

         On May 7, 2001, the closing quotation for the common stock on NNM was $
1.27. As reflected by the high and low prices on the foregoing table, the trading price of the Common Stock of the Company can be volatile, with dramatic changes over short periods. The trading price may reflect market reaction to perceived changes in the industry in which the Company sells products and services, the direction and results of research and development efforts, and many other factors. Investors are cautioned that the trading price of the common stock can change dramatically based on changing market perceptions that may be unrelated to the Company and its activities.

         As of January 31, 2001, there were 7,314,260 shares of the Company's common stock issued and outstanding, held by approximately 560 shareholders of record.

         The Company paid an annual dividend of $0.025 per share of outstanding Common Stock in 1999. The Board of Directors did not approve a dividend in 2000. There are no restrictions on the declaration or payment of dividends set forth in the articles of incorporation of the Company or any other agreement with its shareholders or creditors. The Board anticipates retaining the majority of any future earnings for working capital and investment in growth and expansion of the Company's businesses.

--------------------------------------------------------------------------------

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

--------------------------------------------------------------------------------


         The following tabulation shows, as of April 12, 2001, the number of shares of the Company's common stock, par value $0.001, owned beneficially by:
(a) all persons known to be the holders of more than five percent (5%) of the Company's voting securities, (b) Directors, (c) named Executive Officers and (d) all Officers and Directors of the Company as a group:


                                                       Amount and Natures of
                                                      Beneficial ownership (1)
Name and Address of Beneficial Owner                 Shares            Percent

E. Bryan Bagley -----------------------------       2,111,034 (2,3)      27.1%
1470 Arlington Dr.
Salt Lake City, UT 84103

Dr. John T. Day   ---------------------------         600,804 (9)         7.7%
5 Dawn Hill
Sandy, Utah 84092

Edward N. Bagley Estate ---------------------         583,280             7.8%
8987 St. Ives Drive
Los Angeles, California 90069

Lex L. Udy       ----------------------------         560,906 (4)         7.2%
4597 Ledgemont Drive
Salt Lake city, Utah 84124

Nathan L. Wade     --------------------------         262,822 (5)         3.4%
1207 South Main Street
Salt Lake City, Utah 84111

Duane W. Moss  ------------------------------          85,593 (6)         1.1%
7952 So. Siesta Drive
Sandy, UT 84093

David P. Reddick   --------------------------         115,018 (8)         1.5%
140 Mather Road
McCall, Idaho 83638

All Officers and Directors
as a group (12 persons) ---------------------       3,429,418 (7)        44.0%

_______________________________________________________________________________


(1)(2) Unless otherwise indicated, each person identified in the table has sole voting and investment power with respect to the Company's common stock beneficially owned by such person. The total number of outstanding shares included in the computation of percentages is 7,314,260 plus 487,613 options which are exercisable or become exercisable by executives and directors within 60 days. The directors of the Company not named above, M. Garfield Cook, James Solomon, James
         W. Sight and Frances Flood do not own shares in the Company. Richard M. Clayton and Douglas W. Later individually own significantly less than 1% of the outstanding shares of the Company.
(3) Includes 1,883,287 shares held by the BLA Irrevocable Investment Trust of which Mr. Bagley is a co-Trustee with his adult sister, Lisa Higley, who lives in Colorado.

(4) Includes shares owned solely by Dr. Udy's wife and shares in a family limited partnership.
(5) Includes shares held by a partnership of which Mr. Wade is a partner, shares held in an IRA account for the benefit of Mr. Wade's spouse and shares held by Mr. Wade's family members residing in his home; also included are 39,500 options currently exercisable by Mr. Wade
(6) Includes options for 49,849 shares which are presently exercisable or will become exercisable within 60 days.
(7) Includes shares controlled by Mr. Bagley as co-trustee of the BLA Irrevocable Investment Trust and includes 487,613 options for shares which are currently exercisable or which become exercisable by the directors and executive officers of the Company within 60 days. Also included are shares representing less than 1% owned by executive officers of the company, including Mr. Clayton 13,298 shares, Dr. Later 5,000 shares and Mr. Newman 3,000 shares.
(8) Includes options for 76,415 shares which are presently exercisable or will become exercisable within 60 days.
(9) Includes options for 49,500 shares which are presently exercisable or will become exercisable within 60 days.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of equity securities of the Company. Officers, directors, and greater than 10% shareholders are required to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that all forms required by Section 16(a), including amendments thereto, were timely filed during 2000.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On April 10, 1998, the Company provided Dr. John T. Day, its President and Chief Executive Officer, a five-year loan of $75,000, bearing interest at the LIBOR 30-day rate plus 1%, adjusted annually each year on the anniversary date. Interest is payable annually with principal due on the date of maturity. As of December 31, 2000, the current outstanding principal and accrued interest balance on Dr. Day's loan was $32,341.64. The loan is secured with shares of Company stock owned by Dr. Day.

         Mr. Richard Clayton, a vice-president of the Company, is transferring 13,500 shares of the Company's stock to the Company in full satisfaction of $58,000 owed to the Company as a result of a loan made to Mr. Clayton in 1998. Mr. Clayton will continue to owe the Company all accrued interest on such loan. (See "Proposal No. 1: The Asset Sale-Related Agreements.")


--------------------------------------------------------------------------------

                              SHAREHOLDER PROPOSALS

--------------------------------------------------------------------------------

         No proposals have been submitted by shareholders of the Company for consideration at the Special Meeting.

--------------------------------------------------------------------------------

                                  OTHER MATTERS

--------------------------------------------------------------------------------

         Management does not know of any business, other than as stated in the Notice, that may be considered at the Special Meeting. If any other matters should properly come before the Special Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment.

         In order to assure the presence of the necessary quorum and to vote on the matters to come before the Special Meeting, please indicate your choices on the enclosed proxy and date, sign, and return it promptly in the envelope provided. The signing of a proxy does not prevent you from attending and voting at the Special Meeting.

--------------------------------------------------------------------------------

                         INDEPENDENT PUBLIC ACCOUNTANTS

--------------------------------------------------------------------------------

         Representatives from the Company's independent auditors, Tanner + Co., are expected to be in attendance at the Special Meeting in order to respond to questions concerning financial statements and the financial treatment of the Asset Sale and may make a statement if they desire to do so.


--------------------------------------------------------------------------------

                              AVAILABLE INFORMATION

--------------------------------------------------------------------------------


         The Company is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Any interested party may inspect information filed by the Company, without charge, at the public reference facilities of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, Suite 1300, New York, New York 10048. Any interested party may obtain copies of all or any portion of the information filed by the Company at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. In addition, the
Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding the Company and other registrants that file electronically with the Commission at http://www.sec.gov.

         The Company's Common Stock is listed on the Nasdaq National Market and trades under the symbol "MSIX." Reports and other information concerning the Company can be inspected at the offices of Nasdaq at 1735 "K" Street, N.W., Washington, D.C. 20006-1500.

--------------------------------------------------------------------------------

                          INDEX TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

MINING SERVICES INTERNATIONAL CORPORATION
Consolidated Financial Statements
December 31, 2000 and 1999

                                       MINING SERVICES INTERNATIONAL CORPORATION

                                      Index to Consolidated Financial Statements


--------------------------------------------------------------------------------





                                                                         Page
                                                                         ----


Independent Auditors' Report                                              F-2


Consolidated balance sheet                                                F-3


Consolidated statement of operations                                      F-4


Consolidated statement of stockholders' equity                            F-5


Consolidated statement of cash flows                                      F-7


Notes to consolidated financial statements                                F-8



--------------------------------------------------------------------------------
                                                                             F-1

                                                    INDEPENDENT AUDITORS' REPORT




To the Board of Directors and Stockholders of Mining Services International Corporation


We have audited the consolidated balance sheet of Mining Services International Corporation and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2000, 1999, and 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mining Services International Corporation and Subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years ended December 31, 2000, 1999, and 1998 in conformity with generally accepted accounting principles.



                                                     TANNER + CO.



Salt Lake City, Utah
April 12, 2001



                                                                 MINING SERVICES INTERNATIONAL CORPORATION

                                                                                Consolidated Balance Sheet
                                                                      (In thousands, except share amounts)

                                                                                              December 31,
----------------------------------------------------------------------------------------------------------


              Assets                                                         2000              1999
              ------
                                                                       -----------------------------------

Current assets:
     Cash                                                              $           2,113   $           975
     Receivables, net                                                              7,971             6,495
     Inventories                                                                   2,248             1,807
     Prepaid expenses                                                                212               112
     Current portion of related party notes receivable                               250               250
                                                                       -----------------------------------

                  Total current assets                                            12,794             9,639

Investment in and advances to joint ventures                                      12,886            12,846
Property, plant and equipment, net                                                 7,647             9,165
Goodwill, net                                                                          -             2,018
Related party notes receivable                                                     1,086               633
Other assets                                                                         393               160
                                                                       -----------------------------------

                                                                       $          34,806   $        34,461
                                                                       -----------------------------------

----------------------------------------------------------------------------------------------------------

              Liabilities and Stockholders' Equity
              ------------------------------------

Current liabilities:
     Accounts payable and accrued expenses                             $           5,901   $         2,257
     Current portion of long-term debt                                             4,850               473
                                                                       -----------------------------------

                  Total current liabilities                                       10,751             2,730

Long-term debt                                                                     1,756             4,475
Deferred income taxes                                                              2,054             2,408
                                                                       -----------------------------------

                  Total liabilities                                               14,561             9,613
                                                                       -----------------------------------

Minority interest                                                                      -               497
                                                                       -----------------------------------

Commitments and contingencies                                                          -                 -

Stockholders' equity:
     Common stock, $.001 par value, 500,000,000 shares
       authorized 7,314,260 shares issued and outstanding                              7                 7
     Capital in excess of par value                                                5,312             5,312
     Cumulative foreign currency translation adjustments                            (456)             (381)
     Retained earnings                                                            15,382            19,413
                                                                       -----------------------------------

              Total stockholders' equity                                          20,245            24,351
                                                                       -----------------------------------

                                                                       $          34,806   $        34,461
                                                                       -----------------------------------

----------------------------------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.
                                                                                                       F-3




                                                                 MINING SERVICES INTERNATIONAL CORPORATION
                                                                      Consolidated Statement of Operations
                                                                      (In thousands, except share amounts)

                                                                                  Years Ended December 31,
----------------------------------------------------------------------------------------------------------




                                                            2000             1999              1998
                                                     -----------------------------------------------------
Revenue:
     Net sales                                       $           35,889   $       26,752   $        23,414
     Royalties                                                      892            1,154             1,345
     Equity in earnings of joint ventures                         2,244            2,511             4,989
     Other income                                                   105              191               117
                                                     -----------------------------------------------------

                                                                 39,130           30,608            29,865
                                                     -----------------------------------------------------

Costs and expenses:
     Costs of sales                                              34,619           25,497            22,128
     General and administrative                                   4,550            2,893             1,331
     Research and development                                       686              805               587
     Impairment of assets                                         4,990            2,622                 -
                                                     -----------------------------------------------------

                                                                 44,845           31,817            24,046
                                                     -----------------------------------------------------

Income (loss) from operations                                    (5,715)          (1,209)            5,819

Interest expense                                                   (509)            (211)              (16)
Other income                                                        126               21               169
                                                     -----------------------------------------------------

Income (loss) before (provision) benefit for
  income taxes, minority interest, and
  extraordinary item                                             (6,098)          (1,399)            5,972
                                                     -----------------------------------------------------

Benefit (provision) for income taxes:
     Current                                                      1,216              426            (1,790)
     Deferred                                                       354              124              (310)
                                                     -----------------------------------------------------

                                                                  1,570              550            (2,100)
                                                     -----------------------------------------------------

Income (loss) before minority interest and
  extraordinary item                                             (4,528)            (849)            3,872

Minority interest in (income) loss                                  497              (25)                -
                                                     -----------------------------------------------------

Income (loss) before extraordinary item                          (4,031)            (874)            3,872

Extraordinary item - extinguishment of deferred
  obligation                                                          -            1,599                 -
                                                     -----------------------------------------------------

Net income (loss)                                    $           (4,031)  $          725   $         3,872
                                                     -----------------------------------------------------

Earnings (loss) per common share-basic               $             (.55)  $          .10   $           .53
                                                     -----------------------------------------------------

Earnings (loss) per common share-diluted             $             (.55)  $          .10   $           .52
                                                     -----------------------------------------------------

----------------------------------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.
                                                                                                       F-4




                                                                 MINING SERVICES INTERNATIONAL CORPORATION

                                                            Consolidated Statement of Stockholders' Equity
                                                                      (In thousands, except share amounts)

                                                             Years Ended December 31, 2000, 1999, and 1998
----------------------------------------------------------------------------------------------------------


                                                                    Cumulative
                                                      Capital in     Foreign
                                                        Excess       Currency
                                 Common Stock           of Par    Translation     Retained
                              Shares       Amount        Value     Adjustments    Earnings       Total
                           -------------------------------------------------------------------------------

Balance at
January 1, 1998                7,353,344  $        7  $   5,416   $        -     $    15,182   $    20,605

Comprehensive net income
  calculation:
  Net income                           -           -          -            -           3,872         3,872

  Other comprehensive
    income-foreign currency
    translation adjustment, net        -           -          -          242               -           242
                                                                                               -----------
Comprehensive income                                                                                 3,630
                                                                                               -----------

Shares issued for:
  Exercise of stock options       33,407           -        119            -               -           119
  Acquisition of subsidiary       28,009           -        302            -               -           302

Acquisition and retirement of
  common stock                    75,000           -        394            -               -           394

Cash dividends paid                    -           -          -            -            (185)         (185)
                           -------------------------------------------------------------------------------

Balance at
December 31, 1998              7,339,760           7      5,443         (242)         18,869        24,077

Comprehensive net income
  calculation:
  Net income                           -           -          -            -             725           725

  Other comprehensive
    income-foreign currency
    translation adjustment, net
                                       -           -          -         (139)              -          (139)
                                                                                               -----------
Comprehensive income                                                                                   586
                                                                                               -----------

Acquisition and retirement of
  common stock                    25,500           -        131            -               -           131

Cash dividends paid                    -           -          -            -            (181)         (181)
                           -------------------------------------------------------------------------------



----------------------------------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.
                                                                                                       F-5




                                                                 MINING SERVICES INTERNATIONAL CORPORATION
                                                            Consolidated Statement of Stockholders' Equity
                                                                      (In thousands, except share amounts)
                                                                                                 Continued

----------------------------------------------------------------------------------------------------------



                                                                    Cumulative
                                                      Capital in     Foreign
                                                        Excess       Currency
                                  Common Stock           of Par    Translation    Retained
                              Shares       Amount        Value     Adjustments    Earnings       Total
                           -------------------------------------------------------------------------------

Balance at
December 31, 1999              7,314,260           7      5,312         (381)         19,413        24,351

Comprehensive net income
  calculation:
  Net loss                             -           -          -            -          (4,031)       (4,031)

  Other comprehensive
    income-foreign currency
    translation adjustment, net        -           -          -          (75)              -           (75)
                                                                                               -----------
Comprehensive loss                     -           -          -            -               -        (4,106)
                                                                                               -----------


                           -------------------------------------------------------------------------------
Balance at
December 31, 2000              7,314,260  $        7  $   5,312   $     (456)    $    15,382   $    20,245
                           -------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.
                                                                                                       F-6



                                                                 MINING SERVICES INTERNATIONAL CORPORATION
                                                                      Consolidated Statement of Cash Flows
                                                                                            (In Thousands)

                                                                                  Years Ended December 31,
----------------------------------------------------------------------------------------------------------



                                                                 2000           1999            1998
                                                            ----------------------------------------------

Cash flows from operating activities:
     Net income (loss)                                      $        (4,031)  $        725    $      3,872
     Adjustments to reconcile net income (loss) to net cash
       provided by operating activities:
         Depreciation and amortization                                1,595          1,318             797
         Provision and reserves for losses on assets                    222             66             147
         Loss (gain) on disposal of equipment                             1            (11)            (14)
         Stock compensation expense                                                      -              37
         Distributed (undistributed) earnings of joint
           ventures                                                    (245)         1,490             (11)
         Impairment of assets                                         4,990          2,622               -
         Extraordinary item - extinguishment of deferred
           obligation                                                     -         (2,422)              -
         Deferred income taxes                                         (354)          (124)            305
         (Increase) decrease in:
              Receivables                                            (1,711)          (692)         (1,735)
              Inventories                                              (441)           (86)            320
              Prepaid expenses                                         (100)             8             185
              Other assets                                             (233)            61             157
         Increase (decrease) in:
              Accounts payable and accrued  expenses                  3,644           (686)           (174)
              Minority interest                                        (497)            25               -
                                                            ----------------------------------------------
                      Net cash provided by
                      operating activities                            2,840          2,294           3,886
                                                            ----------------------------------------------

Cash flows from investing activities:
     Proceeds from the sale of plant and equipment                       35             62              74
     Increase in notes receivable                                      (500)           (58)           (475)
     Payments on note receivable                                         47            100             250
     Purchase of plant and equipment                                 (2,945)        (3,971)         (1,189)
     (Investment in) retainment from joint ventures                       3           (507)         (1,196)
     Net cash paid in acquisition                                         -              -          (2,399)
     Capital contribution from minority interest                          -            472               -
                                                            ----------------------------------------------
                      Net cash used in
                      investing activities                           (3,360)        (3,902)         (4,935)
                                                            ----------------------------------------------

Cash flows from financing activities:
     Proceeds from long-term debt                                     2,241          3,890             700
     Payments on long-term debt                                        (583)        (1,309)              -
     Retirement of common stock                                           -           (131)           (394)
     Cash dividend paid                                                   -           (181)           (185)
     Issuance of common stock                                             -              -              82
                                                            ----------------------------------------------
                      Net cash provided by
                      financing activities                            1,658          2,269             203
                                                            ----------------------------------------------

Net increase (decrease) in cash                                       1,138            661            (846)

Cash, beginning of year                                                 975            314           1,160
                                                            ----------------------------------------------

Cash, end of year                                           $         2,113   $        975    $        314
                                                            ----------------------------------------------

----------------------------------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.
                                                                                                       F-7

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)

                                               December 31, 2000, 1999, and 1998
--------------------------------------------------------------------------------


1.   Organization       Organization
     and                Mining Services International  Corporation (the Company)
     Significant        and its wholly owned  subsidiaries,  MSI Chemicals  Ltd.
     Accounting         (MSIC), Central Asia Chemicals LTD (CAC), O'Brien Design
     Policies           Associates,   Inc.(ODA)   which  the  Company   acquired
                        effective  October 30, 1998, Green Mountain  Explosives,
                        Inc. (GME) which the Company acquired effective December
                        9, 1998,  MSI Russia,  L.L.C.  (MSIR)  which the Company
                        organized   effective   October   16,   1998,   and  MSI
                        International  Holding  Company,  Ltd.  (MSI  IHC),  are
                        primarily  engaged in the  development,  manufacture and
                        sale  of  bulk   explosives  and  related   support  and
                        services.  In addition,  Nevada Chemicals,  Inc., also a
                        wholly-owned subsidiary, has a fifty percent interest in
                        Cyanco Company (Cyanco),  a non-corporate joint venture,
                        which is engaged in the  manufacture  and sale of liquid
                        sodium  cyanide.  The Company also owns 51% of Tennessee
                        Blasting  Services,  L.L.C (TBS),  which was established
                        September 1, 1999. TBS provides  drilling,  blasting and
                        explosives resale services and its accounts are included
                        in  the  Company's  consolidated  financial  statements,
                        including   accounts   which   represent   the  minority
                        interest. During the fourth quarter of 2000, TBS reached
                        a deficit in stockholder  equity and as such the Company
                        reduced the  minority  interest to $0.  Since that time,
                        the  Company  has  recorded  100% of the  results of TBS
                        operations.   The  financial   statements   reflect  the
                        investment in joint ventures of which the Company owns a
                        50%  or  less  interest   under  the  equity  method  of
                        accounting. Summarized financial information for these joint ventures is included in note 15.

                        The acquisitions of ODA and GME were accounted for as purchase transactions.


--------------------------------------------------------------------------------
                                                                             F-8

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------

1.   Organization       Organization - Continued
     and                The Company has an agreement with Production Association
     Significant        "Ammofos" of Almalyk,  the Republic of Uzbekistan (PAA),
     Accounting         a government  owned  chemical  producer.  The  Agreement
     Policies           creates a joint  venture  with the Company and PAA which
     Continued          operates under a limited liability  enterprise organized
                        under   Uzbekistan   laws.   The  enterprise  is  called
                        Turon-MSI  Ltd.,  in  which  MSI  holds  a 51%  interest
                        through  MSI IHC and PAA holds a 49%  interest.  MSI has
                        committed to supply plant and  equipment  along with its
                        technological know-how in return for its interest in the
                        joint  venture  and PAA has  committed  to  provide  the
                        infrastructure  of the  plant.  Effective  December  28,
                        1999, MSI  transferred its ownership of Turon - MSI Ltd.
                        to MSI  IHC.  Due to  inability  to  date  of  obtaining
                        conversion  of profits  to hard  currency,  the  Company
                        determined  in the fourth  quarter of 1999 to  write-off
                        its   investment  in  Turon  -  MSI.  The  Company  only
                        recognizes income or loss as cash is either received or disbursed.

                        MSIR owns a 50% interest in Eastern Mining Services Ltd.
                        (EMS), a Russian company registered in Moscow, to manufacture and deliver bulk explosives in the Kovdor mining district in Russia.

                        The Company owns a 50% interest in a joint venture in Grand Cayman called Cayman Mining Services Limited
                        (CMS). CMS owns virtually all of Colombia Mining Supply and Services Limited (SSMC), a Colombia- based company, which has an agreement to manufacture and supply mining explosives in Colombia. CMS also owns 100% of Mining Capital Resources Ltd., which leases plant and equipment to EMS for its Russian operations.

                        The Company also has a joint venture to manufacture and supply explosives in West Africa. The joint venture operates as a Ghanaian company called West Coast Explosives Limited (WCE). WCE is wholly owned by West Africa Chemicals Limited (WAC), a Mauritius company owned 50% by the Company. In the fourth quarter of 1999, the Company wrote-off its investment in WAC, including a note receivable, due to the unlikelihood of realizing profits in this market where explosives supply now exceeds demand. Similar to its investment in Turon - MSI, Ltd., the Company will only recognize income or loss as cash is either received or disbursed.


--------------------------------------------------------------------------------
                                                                             F-9

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------



1.   Organization       Organization - Continued
     and                On November  30, 2000 the Company  entered into an Asset
     Significant        Purchase  Agreement  to sell  its  explosives  business.
     Accounting         Pursuant  to  such  agreement,  the  Company  will  sell
     Policies           substantially  all  of  the  assets,   subsidiaries  and
     Continued          certain  joint  venture   interests  of  the  explosives
                        manufacturing, services and supply business. The Company will maintain its investment in the corporate office building, Cyanco and WAC (see note 8).

                        Principles of Consolidation
                        The  consolidated   financial   statements  include  the
                        accounts of the Company, and its consolidated subsidiaries. All significant intercompany balances and transactions have been eliminated.

                        Cash Equivalents
                        For  purposes  of the  statement  of  cash  flows,  cash
                        includes  all  cash  and   investments   with   original
                        maturities to the Company of three months or less.

                        Inventories
                        Inventories are recorded at the lower of cost or market, cost being determined on a first-in, first-out (FIFO) method.

                        Property, Plant and Equipment
                        Property, plant and equipment are recorded at cost, less accumulated depreciation. Depreciation and amortization on capital leases and property, plant and equipment are determined using the straight-line method over the estimated useful lives of the assets or terms of the lease. Expenditures for maintenance and repairs are expensed when incurred and betterments are capitalized. Gains and losses on sale of property, plant and equipment are reflected in net income.


--------------------------------------------------------------------------------
                                                                            F-10

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------

1.   Organization       Goodwill
     and                Goodwill  reflects the excess of the costs of purchasing
     Significant        GME over the fair value of the related net assets at the
     Accounting         date  of  acquisition,  and is  being  amortized  on the
     Policies           straight-line  basis  over  10  years.  Amortization  of
     Continued          goodwill  began  January 1, 1999.  Amortization  expense
                        totaled  $224,  $225  and $0 in  2000,  1999  and  1998,
                        respectively.  On November 30, 2000 the Company  entered
                        into an  asset  purchase  agreement  for the sale of its
                        explosives  business.   As  a  result  of  the  proposed
                        transaction the Company has recognized an impairment against assets related to its explosives business and has eliminated all unamortized goodwill as of December
                        31, 2000 (see Note 8).

                        Other Assets
                        Certain items included in other assets are amortized over five years using the straight-line method. Amortization expense totaled $4, $4, and $4, in 2000, 1999, and 1998, respectively.

                        Translation of Foreign Currencies
                        The cumulative effect of currency translation adjustments are included in stockholders' equity. These items represent the effect of translating assets and liabilities of the Company's foreign operations.

                        Generally for joint ventures, unrealized gains and losses resulting from translating foreign companies' assets and liabilities into U.S. dollars are accumulated in an equity account on the joint venture's balance sheet, which is reported using the equity method, until such time as the company is sold or substantially or completely liquidated. Translation gains and losses relating to operations of companies where hyperinflation exists are included in equity in earnings from joint ventures.

                        Revenue Recognition
                        Revenue is recognized upon shipment of product or performance of services.

                        Income Taxes
                        Deferred income taxes are provided in amounts sufficient to give effect to temporary differences between financial and tax reporting, principally related to depreciation and undistributed earnings from foreign-based joint ventures, which qualify under certain tax deferral treatment.


--------------------------------------------------------------------------------
                                                                            F-11

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------



1.   Organization       Earnings Per Common Share
     and                The computation of earnings per common share is based on
     Significant        the weighted average number of shares outstanding during
     Accounting         the year.
     Policies
     Continued          The  computation  of earnings per common share  assuming
                        dilution is based on the weighted average number of shares outstanding during the year plus the weighted average common stock equivalents which would arise from the exercise of stock options outstanding using the treasury stock method and the average market price per share during the year.

                        Concentration of Credit Risk
                        Financial instruments which potentially subject the Company to concentration of credit risk consist primarily of trade receivables. In the normal course of business, the Company provides credit terms to its customers. Accordingly, the Company performs ongoing credit evaluations of its customers and maintains allowances for possible losses which, when realized, have been within the range of management's expectations.

                        The Company's customer base consists primarily of mining companies. Although the Company is directly affected by the well-being of the mining industry, management does not believe significant credit risk exists at December 31, 2000.

                        The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

                        Use of Estimates in the Preparation of Financial Statements
                        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


--------------------------------------------------------------------------------
                                                                            F-12

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------

1.   Organization       Reclassification
     and                Certain  amounts  in  the  1999  and  1998  consolidated
     Significant        financial  statements have been  reclassified to conform
     Accounting         with classifications adopted in the current year.
     Policies
     Continued



2.   Detail of
     Certain
     Balance
     Sheet
     Accounts                                              December 31,
                                                   -----------------------------
                                                        2000          1999
                                                   -----------------------------

Receivables:
     Trade receivables                             $        6,051   $     4,938
     Income tax refund receivable                           1,110             -
     Related party receivables (see Note 10)                  920         1,653
     Other                                                    215           117
     Less allowance for doubtful accounts                    (325)         (103)
                                                   -----------------------------

                                                   $        7,971   $     6,605
                                                   -----------------------------



Inventories:
     Raw materials                                 $          761   $       737
     Finished goods                                         1,487         1,070
                                                   -----------------------------

                                                   $        2,248   $     1,807
                                                   -----------------------------



Accounts payable and accrued expenses:
     Trade payables                                $        4,757   $     1,422
     Accrued expenses                                       1,144           835
                                                   -----------------------------

                                                   $        5,901   $     2,257
                                                   -----------------------------


--------------------------------------------------------------------------------
                                                                            F-13

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------

3.   Property,          Property, plant and equipment consists of the following:
     Plant and
     Equipment                                        December 31,
                                                 --------------------------
                                                     2000         1999
                                                 --------------------------

Plant equipment and fixtures                     $       8,761   $    9,501
Support equipment and fixtures                           5,319        5,586
Office equipment and fixtures                              370          537
Vehicles                                                   546          642
Land                                                       107          107
                                                 --------------------------

                                                        15,103       16,373

Less accumulated depreciation
  and amortization                                      (7,456)      (7,208)
                                                 --------------------------

                                                 $       7,647   $    9,165
                                                 --------------------------

4.   Related            Notes receivable are comprised of the following:
     Party Notes
     Receivable                                                December 31,
                                                      --------------------------
                                                          2000         1999
                                                      --------------------------

                        Unsecured note receivable
                        from CMS, in annual
                        installments of $250 and
                        semi-annual interest
                        payments at the rate of
                        1.5% above the six-month
                        LIBOR                        $     1,250    $      750

                        Notes receivable from
                        officers of the Company
                        secured by stock, interest
                        payments due annually at 1%
                        above the three-month LIBOR,
                        principal due in full
                        April 2003 and June 2004              86           133
                                                     -------------------------

                                                           1,336           883
                       Less current portion                 (250)         (250)
                                                     -------------------------

                                                     $     1,086    $      633
                                                     -------------------------


--------------------------------------------------------------------------------
                                                                            F-14

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------


5.   Long-Term          Long-term debt is comprised of the following:
     Debt
                                                           December 31,
                                                     --------------------------
                                                         2000         1999
                                                     --------------------------

                        Line of credit agreement,
                        secured by a blanket lien
                        on all assets, which allows
                        the Company to borrow a
                        maximum amount of $4,500 at
                        the bank's prime rate plus
                        .25%, due August 31, 2001.
                        At December 31, 2000 the
                        Company was not in
                        compliance with certain
                        loan covenants related to
                        financial ratios and is
                        therefore technically in
                        default with the line of
                        credit                       $     4,195    $    2,916

                        Notes payable to financial
                        institutions, due in monthly
                        installments of $37,
                        including interest ranging
                        from 7.35% to 9.75%, secured
                        by property                        1,230           563

                        Unsecured performance
                        deposit payable to a company,
                        due in monthly installments
                        of $16, including imputed
                        interest at 7%, due on
                        December 9, 2003                     503           649

                        Notes payable to individuals,
                        due in monthly installments
                        of $13, including interest at
                        12%, secured by property and
                        equipment, due December 9,
                        2003                                 402           507

                        Construction loan payable
                        in monthly installments of
                        $2, including interest at
                        8.15%, secured by property,
                        due April 10, 2004                   230           241

                        Unsecured non-compete
                        agreement payable to an
                        individual, due in monthly
                        installments of $1, including
                        imputed interest at 7%, due
                        December 9, 2003                      36            47


--------------------------------------------------------------------------------
                                                                            F-15

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------


5.   Long-Term          Mortgage note payable to an
     Debt               individual, due in annual
     Continued          installments of $2,
                        including interest at 10%,
                        due October 13, 2003                  10            13
                                                     -------------------------
                        Loan payable to a Company,
                        due in monthly
                        installments of $2,
                        including interest at 9.5%,
                        secured by property, due
                        August 1, 2000                         -            12
                                                     -------------------------

                                                           6,606         4,948

                        Less current portion              (4,850)         (473)
                                                     -------------------------

                                                     $     1,756    $    4,475
                                                     -------------------------


                        Future maturities of long-term debt are as follows:


                        Year Ending December 31:                Amount
                        ------------------------          -----------------

                           2001                           $           4,850
                           2002                                         714
                           2003                                         711
                           2004                                         318
                           2005                                          13
                                                          -----------------

                                                          $           6,606
                                                          -----------------



--------------------------------------------------------------------------------
                                                                            F-16

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------

6.   Operating          During the year ended  December  31,  2000,  the Company
     Leases             leased certain vehicles,  property,  and equipment under
                        various non-cancelable operating leases. Lease expense relating to the operating leases was approximately $245, $160 and $10 for the years ended December 31, 2000, 1999 and 1998, respectively. Future minimum lease payments are as follows:

                        Year Ending December 31:                    Amount
                                                              ------------------

                              2001                            $              194
                              2002                                           122
                              2003                                            62
                                                              ------------------

                                                              $              378
                                                              ------------------

7.   Income             The current  provision for income taxes  represents U.S.
     Taxes              federal  income taxes,  taxes  withheld on royalties and
                        other foreign income taxes.

                        The benefit (provision) for income taxes is different than amounts which would be provided by applying the statutory federal income tax rate to (loss) income before benefit (provision) for income taxes for the following reasons:

                                           Years Ended December 31,
                                -------------------------------------------
                                     2000           1999          1998
                                -------------------------------------------

Federal income tax benefit
(provision) at statutory rate   $         2,073    $      476     $  (2,030)
Goodwill                                   (420)            -             -
Life insurance and meals                    (23)            6           (12)
Other                                       (60)           68           (58)
                                -------------------------------------------

                                $         1,570    $      550     $  (2,100)
                                -------------------------------------------



--------------------------------------------------------------------------------
                                                                            F-17

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------

7.   Income             Deferred tax assets  (liabilities)  are comprised of the
     Taxes              following:
     Continued
                                                       December 31,
                                               ----------------------------
                                                    2000          1999
                                               ----------------------------

Depreciation and amortization                  $       (3,311)  $    (2,912)
Deferred income                                          (556)         (216)
Write-down of impaired assets                           1,151           600
Foreign tax credit carryforward                           438           120
Other                                                     224             -
                                               ----------------------------

                                               $       (2,054)  $    (2,408)
                                               ----------------------------


8.   Impairment         Pursuant to the Asset  Purchase  Agreement,  the Company
     of Assets          will sell substantially all of the assets,  subsidiaries
                        and certain joint venture interests of the explosives manufacturing, services and supply business. The Company will maintain its investment in Cyanco and WAC. Based on the estimated sales proceeds and the net book value of the assets to be sold it was determined that the Company would recognize a loss of approximately $4.99 million upon the sale. Accordingly, as of December 31, 2000, the Company recognized an estimated impairment of $1,794 related to goodwill, $3,086 related to property plant and equipment, and $110 related to its investment in and advances to joint ventures.

                        During the year ended December 31, 1999, the Company evaluated the carrying value of its investments in and advances to joint ventures based upon projected future cash flows. Based on this evaluation the Company recorded an aggregate non-cash expense for the impairment as follows:


Investment in and advances to foreign
  joint ventures                                             $        1,922
Related party notes receivable from foreign
  joint ventures                                                        700
                                                             --------------

                                                             $        2,622
                                                             --------------


                        At December 31, 1999, equity in earnings of joint ventures included approximately $140 of interest income relating to the impairment.

--------------------------------------------------------------------------------
                                                                            F-18

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------

9.   Supplemental       During the year ended  December 31,  1998,  officers and
     Cash Flow          shareholders retired common stock with a market value of
     Information        $1,091 in order to  exercise  stock  options,  pay notes
                        receivable, related interest, and advances.

                        Actual amounts paid for interest and income taxes are as follows:

                                   Years Ended December 31,
                      -----------------------------------------------------
                             2000              1999             1998
                      -----------------------------------------------------

Interest              $              509   $          211   $           16
                      -----------------------------------------------------

Income taxes          $              127   $          801   $        1,965
                      -----------------------------------------------------


10.  Related Party      The Company  performs  certain  functions for Cyanco for
     Transactions       which it receives a fee. The fee is offset against costs
                        of sales.  Fees  totaled  $342,  $287 and $326,  for the
                        years  ended   December  31,  2000,   1999,   and  1998,
                        respectively.

                        At  December   31,  2000  and  1999,   the  Company  had
                        receivables of $920 and $1,653, respectively, from joint ventures (see Notes 1 and 2).

                        As of December 31, 2000 and 1999, the Company had notes receivable from joint ventures of $1,250 and $750, respectively (see Note 4).

                        As of December 31, 2000 and 1999, the Company had notes receivable from officers of the Company for $86 and$133, respectively (see Note 4).

                        For the years ended December 31, 2000, 1999 and 1998, the Company recognized interest income of $105, $191, and $117, respectively, related to notes receivable from joint ventures.

                        During the years ended December 31, 2000, 1999 and 1998, the Company recognized revenues of approximately $709, $206, and $686, respectively, from joint ventures, related to royalties, services provided, and the sale of manufacturing products.



--------------------------------------------------------------------------------
                                                                            F-19

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------

11.  Major              Sales to major customers which exceeded 10% of net sales
     Customers          are as follows:
     and Foreign
     Operations                           Years Ended December 31,
                                    ---------------------------------------
                                        2000         1999         1998
                                    ---------------------------------------

Company A                           $       6,612  $    4,638    $           -
Company B                           $           -  $        -    $       4,844
Company C                           $           -  $        -    $       3,855
Company D                           $           -  $        -    $       2,781

                        Management  believes  that the loss of any one  customer
                        would  not  have  a  material   adverse  effect  on  the
                        Company's consolidated operations.

                        The Company has operations in the United States, Canada, other foreign locations, and equity in earnings of joint ventures. The following is a summary of operations by geographic region:

                                             Years Ended December 31,
                                    ---------------------------------------
                                        2000         1999         1998
                                    ---------------------------------------
Revenue:
  United States                     $      32,421  $    23,253  $    18,648
  Canada                                    3,444        2,849        4,134
  Other foreign locations                   1,021        1,995        2,094
  Equity in earnings of JV                  2,244        2,511        4,989
                                    ---------------------------------------

Total revenues                      $      39,130  $    30,608  $    29,865
                                    ---------------------------------------


--------------------------------------------------------------------------------
                                                                            F-20

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------

11.  Major
     Customers
     and Foreign
     Operations
     Continued                               Years Ended December 31,
                                    ---------------------------------------
                                        2000         1999         1998
                                    ---------------------------------------
Income (loss) from
  Operations:
  United States                     $       1,282   $    1,119   $    1,580
 United States impairment of
     assets                                (4,880)           -            -
  Canada                                      496          381          660
  Other foreign                              (197)        (326)         204
  Equity in earnings of JV                  2,244        2,511        4,989
 JV impairment of assets                     (110)      (2,622)           -
  Corporate Expenses                       (4,550)      (2,272)      (1,614)
                                    ---------------------------------------

Total income (loss) from
  operations                        $      (5,715)  $   (1,209)  $    5,819
                                    ---------------------------------------

                                                            December 31,
                                                     ---------------------------
                                                         2000          1999
                                                     ---------------------------
Identifiable Assets:
  United States                                      $      19,074  $     17,456
  Canada                                                       858           876
  Other foreign                                              1,893         3,283
  Investments/advances to JV's                              12,886        12,846
                                                     ---------------------------

Total identifiable assets                            $      34,711  $     34,461
                                                     ---------------------------




--------------------------------------------------------------------------------
                                                                            F-21

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------

12.  Non-Qualified      Under  the 1987  Non-Qualified  Stock  Option  Plan (the
     Stock Option       Option Plan), as amended in 1988, 1990, 1992, 1993, 1998
     Plan               and  1999,  a  maximum  of  1,315,130  shares  were made
                        available for granting of options to purchase common stock at prices generally not less than the fair market value of common stock at the date of grant. Under the Option Plan, grants of non-qualified options may be made to selected officers and key employees without regard to any performance measures. The options may be immediately exercisable or may vest over time as determined by the Board of Directors. However, the maximum term of an option may not exceed ten years. Options may not be transferred except by reason of death, with certain exceptions, and termination of employment accelerates the expiration date of any outstanding options to 30 days from the date of termination.

                        Information regarding the Option Plan is summarized below:


                                              Number of      Option Price
                                               Options        Per Share
                                          ---------------------------------

Outstanding at January 1, 1998                      360,609  $  1.38 -11.30
     Granted                                         46,950     2.96 -11.30
     Exercised                                      (33,266)    5.00 - 7.56
     Expired                                        (14,546)    4.12 - 5.00
                                          ---------------------------------

Outstanding at December 31, 1998                    359,747     1.38 -11.30
     Granted                                          7,500     3.00 - 5.06
     Exercised                                       (5,500)    4.72 - 5.06
     Expired                                         (9,000)    2.26 - 5.22
                                          ---------------------------------

Outstanding at December 31, 1999                    352,747     1.38 -11.30
     Granted                                        376,000     1.44 - 2.31
     Exercised                                            -               -
     Expired                                              -               -
                                          ---------------------------------

Outstanding at December 31, 2000                    728,747  $  1.38 -11.30
                                          ---------------------------------


--------------------------------------------------------------------------------
                                                                            F-22

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------

12.  Non-Qualified      Options  exercisable  and available for future grant are
     Stock Option       as follows:
     Plan
     Continued
                                                December 31,
                                -------------------------------------------
                                     2000           1999          1998
                                -------------------------------------------

Options exercisable                     524,510       113,815        76,816
Options available for grant              93,960       469,960       230,261


13.  Stock-Based        The Company has adopted the  disclosure-only  provisions
     Compensation       of Statement of Financial  Accounting  Standards  (SFAS)
                        No.  123,   Accounting  for  Stock-Based   Compensation.
                        Accordingly, no compensation cost has been recognized in the financial statements. Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant date consistent with the provisions of SFAS No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

                                              Years Ended December 31,
                                      -----------------------------------------
                                           2000          1999         1998
                                      -----------------------------------------

Net Income - as reported              $       (4,031) $      725   $     3,872
Net Income - pro forma                $       (4,393) $      622   $     3,961

Diluted earnings per share -
  as reported                         $         (.55) $      .10   $       .52
Diluted earnings per share -
  pro forma                           $         (.60) $      .08   $       .51
                                      -----------------------------------------



--------------------------------------------------------------------------------
                                                                            F-23

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------

13.  Stock-Based        The fair value of each option  grant is estimated at the
     Compensation       date of grant  using the  Black-Scholes  option  pricing
     Continued          model with the following assumptions:

                                                  December 31,
                                   ----------------------------------------
                                       2000          1999         1998
                                   ----------------------------------------

Expected dividend yield            $        .01   $       .02    $     .02
Expected stock price volatility              53%           52%          33%
Risk-free interest rate                       6%            6%           5%
Expected life of options               3-5 years   0 - 3 years      3 years
                                   ----------------------------------------

                        The weighted average fair value of options granted during 2000, 1999, and 1998 are $.73, $.28 and $1.20, respectively.

                        The following table summarizes information about stock options outstanding at December 31, 2000:


                        Options Outstanding             Options Exercisable
              -----------------------------------------------------------------
                             Weighted
                              Average
                 Number      Remaining    Weighted      Number      Weighted
   Range of    Outstanding  Contractual    Average    Exercisable    Average
   Exercise        at          Life       Exercise         at       Exercise
    Prices      12/31/00      (Years)       Price      12/31/00       Price
-------------------------------------------------------------------------------

$1.38 -  2.96    389,283      4.18     $    1.60        389,283         1.60
 3.00 -  4.09    299,214      4.38          3.64         94,977         3.28
 5.00 - 11.30     40,250      1.09          5.07         40,250         5.07
-------------------------------------------------------------------------------

$1.38 - 11.30    728,747      4.11     $    4.91        524,510         2.19
-------------------------------------------------------------------------------



--------------------------------------------------------------------------------
                                                                            F-24

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------



14.  Earnings Per       Financial  accounting  standards  require  companies  to
     Share              present  basic  earnings  per share  (EPS)  and  diluted
                        earnings per share along with additional informational disclosures. Information related to earnings per share is as follows:

                                               Years Ended December 31,
                                        ---------------------------------------
                                            2000         1999         1998
                                        ---------------------------------------
Basic EPS:
  Net income (loss) available to
    common                              $      (4,031)  $      725   $    3,872
    stockholders
                                        ---------------------------------------

  Weighted average common                   7,314,000    7,324,000    7,368,000
shares
                                        ---------------------------------------

  Net income (loss) per share           $       (.55)   $      .10   $      .53
                                        ---------------------------------------



Diluted EPS:
  Net income (loss) available to
    common                              $      (4,031)  $      725   $    3,872
    stockholders
                                        ---------------------------------------

  Weighted average common                   7,314,000    7,375,000    7,492,000
shares
                                        ---------------------------------------

  Net income (loss) per share           $        (.55)  $      .10  $       .52
                                        ---------------------------------------


--------------------------------------------------------------------------------
                                                                            F-25

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------

15.  Significant
     Unconsolidated
     Affiliates

                        Summarized   financial   information   for   significant
                        unconsolidated   affiliates  of  the  Company,   are  as
                        follows:

                                                 December 31,
                              ---------------------------------------------
                                   2000           1999           1998
                              ---------------------------------------------

Result for year:
     Gross revenues           $        28,429  $     21,585   $     37,353
     Gross profit             $         7,286  $      7,449   $     14,365
     Net income               $         4,488  $      5,385   $      9,978

Year-end financial
  position:
     Current assets           $        10,344  $      5,545   $     10,415
     Non-current assets       $        19,766  $     20,893   $     24,998
     Current liabilities      $         5,170  $      3,024   $      4,256
     Non-current liabilities  $         2,655  $      1,500   $      5,323


16.  Profit Sharing     The Company has a defined  contribution  profit  sharing
     Plan               plan,  which is qualified  under  Section  401(K) of the
                        Internal  Revenue  Code.  The plan  provides  retirement
                        benefits for employees  meeting  minimum age and service
                        requirements.  Participants  may contribute a percentage
                        of their gross  wages,  subject to certain  limitations.
                        The   plan   provides   for    discretionary    matching
                        contributions, as determined by the Board of Directors, to be made by the Company. The discretionary amount contributed to the plan by the Company for the years ended December 31, 2000, 1999, and 1998 was $80, $79, and $48, respectively.

17.  Fair Value of      The  Company's  financial  instruments  consist of cash,
     Financial          receivables,  payables,  and notes  payable the carrying
     Instruments        amount of cash,  receivables,  and payables approximates
                        fair  value  because of the  short-term  nature of these
                        items.   The  carrying   amount  of  the  notes  payable
                        approximates fair value as the individual borrowings bear interest at floating market interest rates.


--------------------------------------------------------------------------------
                                                                            F-26

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------

18.  Commitments        The  Company  is  subject  to  various  claims and legal
     and                proceedings  arising in the ordinary  course of business
     Contingencies      activities.   In  addition,   the  Company  and  certain
                        directors of the Company  have been named in  complaints
                        related to:  alleged  violations  of laws and  fiduciary
                        duties  related  to  the  voting  of  shares,  decisions
                        regarding   certain   corporate   transactions  and  the
                        adoption of the Stock Rights Plan. The Company  believes
                        that this  litigation may have a material  affect on the
                        Company's   governance  issues  and  may  be  costly  to
                        litigate, but the Company does not believe the damage claims of this litigation or any other pending matters will materially impact the financial condition of the Company.


19.  Extraordinary      During the year ended December 1999,  Cyanco  negotiated
     Item               the  extinguishment  of a deferred  royalty  obligation.
                        Accordingly, the Company paid $58 in cash to terminate the indemnification of Cyanco under the deferred royalty agreement. The result was an extraordinary gain of $1,599 after providing for income taxes of $823.



--------------------------------------------------------------------------------
                                                                            F-27